Exhibit 10.8

COUDERT BROTHERS

LEASE

- Multi-Tenant Building -

BETWEEN

SOCIÉTÉ IMMOBILÌRE TECHNOLOGIQUE DE MONTRÉAL INC.

AS LANDLORD

AND

PHAGETECH INC.

AS TENANT

26.	STATUS CERTIFICATES AND SUBORDINATION	55

27.	LEGAL HYPOTHECS	55

28.	PEACEABLE ENJOYMENT	56

29.	OUTSIDE AREAS	56

30.	DEPOSIT	57

31.	MISCELLANEOUS	57

32.	NOTICES	61

33.	ADDITIONAL SECURITY	62

34.	ADDITIONAL CLAUSES AND LANGUAGE	63

SCHEDULE “A” -	DESCRIPTION OF PROPERTY AND LEASED PREMISES COMPOSED OF:

SCHEDULE “A-l” -LEGAL DESCRIPTION OF THE LANDS AND THE BUILDING

SCHEDULE “A-2” - PLAN SHOWING THE PROPERTY (PHASE 2 OF TECHNOPARC SAINT-LAURENT) AND THE APPROXIMATE LOCATION OF THE BUILDING ON THE PROPERTY

SCHEDULE “A-3” - PLAN SHOWING THE LEASED PREMISES

SCHEDULE “B-1”	DESCRIPTION OF LANDLORD’S WORK: BASE BUILDING LEASEHOLD IMPROVEMENTS (SPECIFICATIONS)

SCHEDULE “C” -	COPY OF BY-LAW NUMBER 1160-1 OF THE CITY OF SAINT-LAURENT

SCHEDULE “D” -	RULES AND REGULATIONS

SCHEDULE “E” -	ADDITIONAL CLAUSES

SCHEDULE “F” -	TECHNOPARC SERVITUDE

SCHEDULE “G” -	CERTIFIED COPY OF RESOLUTION OF TENANT

SCHEDULE “H” -	FORM OF IRREVOCABLE TRANSFERABLE LETTER OF CREDIT

SCHEDULE “I” -	ENVIRONMENTAL QUESTIONNAIRE

SCHEDULE “J” -	MANUAL PROCEDURE FOR CLEANING

LEASE AGREEMENT entered into at the City of Saint-Laurent, Province of Quebec, the                                          (    ) day of April, two thousand and two (2002).

BETWEEN:	SOCIÉTÉ IMMOBILIÈRE TECHNOLOGlQUE DE MONTRÉAL INC., a corporation duly incorporated, having its establishment directly concerned at 7150 Albert-Einstein, Suite 200, Saint-Laurent, Quebec, H4S 2C1, herein acting and represented by Citec Administration Inc., itself acting and represented by Daniel Bouffard, its President, and by Claude Normandeau, one of its Directors, duly authorized for the purposes hereof as they so declare (hereinafter called the “Landlord”);

PARTY OF THE FIRST PART;

AND:	PHAGETECH INC., a corporation duly incorporated, having its establishment directly concerned at 3575 du Parc Avenue, Suite 5315A, Montreal, Quebec, H2X 3P0, herein acting and represented by Dalai Manoli, its President and Chief Executive Officer, duly authorized for the purposes hereof by virtue of a resolution of the board, of directors of this corporation, adopted on the FIFTEEN (15th) day of April, two thousand and two (2002), a certified copy of which is annexed hereto as Schedule “G” (hereinafter called the “Tenant”).

PARTY OF THE SECOND PART.

WHEREAS the Landlord has agreed to lease to the Tenant and the Tenant has agreed to lease from the Landlord upon the terms and conditions herein contained, certain premises forming part of a building located in Phase 2 of the Technoparc Saint-Laurent, in the City of Saint-Laurent, Province of Quebec.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, IN CONSIDERATION OF THE RENTS, COVENANTS AND AGREEMENTS HEREINAFTER CONTAINED, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS, INTENT AND INTERPRETATION

1.1	Definitions - When used in this Lease or in any Schedule attached to this Lease, the following words or expressions shall have the meanings hereinafter respectively set forth:

1.1.1	“Additional Rent” means any and all sums of money or charges required to be paid by the Tenant under this Lease except Basic Minimum Rent, whether or not the same are designated “Additional Rent” and, unless otherwise specifically provided, Additional Rent is due and payable with and in addition to each monthly installment of Basic Minimum Rent;

1.1.2	“Architect” means the architect from time to time named by the Landlord whose decision or certificate, whenever required hereunder, shall be final and binding on the parties hereto;

1.1.3	“Basic Minimum Rent” means the rent specified in Section 7.1 hereof;

1.1.4	“Building” means the building having a civic address at 7170 Frederick-Banting Street, Saint-Laurent, Quebec, erected on the Lands and all structures, additions, improvements, facilities and amenities forming a part thereof from time to time and forming part of the Property and which building is designated as Building F on Schedule “A-2” annexed hereto and outlined in red thereon;

1.1.5	“Building Share” means the share apportioned by the Landlord in an equitable manner to the Building, of all charges, impositions, costs and expenses of every nature and kind (including Taxes) relating to the Common Areas and Facilities (including the parking) of the Property. In any such apportionment and allocation of Operating Costs and Taxes, the Landlord shall charge any item which relates exclusively to one of the Property buildings directly to that building only, and, in respect of items which do not exclusively relate to any single building of the Property, the Landlord shall divide, apportion and allocate the same to all buildings (including the Building) forming part of the Property affected thereby, on an equitable basis;

1.1.6	“Business Day” means any day which is not a Sunday or a holiday, as defined in the Interpretation Act (Quebec), as the same may be amended, re-enacted or replaced;

1.1.7	“Commencement Date” means the commencement date specified in Section 5.2 hereof;

1.1.8	“Common Areas and Facilities” means those areas, facilities, improvements, equipment and installations in, on or about the Building, the Lands or the Property which serve or are for the benefit of the Building, the Lands or the Property whether or not located within, adjoining to or near the Building, the Lands or the Property, and from time to time are intended or designated by the Landlord as common areas and facilities for the common use and benefit of tenants, their employees, customers and others of the Property. Common Areas and Facilities include, without limitation, the roof, exterior curtain walls, exterior and interior structural elements and bearing walls, electrical, plumbing, drainage and mechanical installations, heating, ventilation and air-conditioning installations, janitor rooms, signage and fire safety and security systems of the Building, public passageways, elevators, public parking areas and common public areas, roadways, sidewalks, curbs, driveways, common loading areas, truck courts, landscaped areas, fencing and other enclosures. The Landlord reserves the right to remove, replace or rearrange any or all of the said common areas and facilities without any claim or recourse by the Tenant against the Landlord by reason of such removal, replacement or rearrangement including, without limitation, any abatement of Rent, provided that notwithstanding said rearrangement, the Building and the Property remain a first class building and property and the Leased Premises may be used for the purposes for which they were leased;

1.1.9	“Event of Default” has the meaning ascribed to it in Section 16.1 hereof;

1.1.10	“Hypothecary Creditor” means any hypothecary creditor or mortgagee, including any trustee for bondholders, from time to time of the Property or any part thereof;

1.1.11	“Landlord” means the Party of the First Part and its successors and assigns;

1.1.12	“Landlord’s Sales Taxes” means any and all taxes imposed on the Landlord with respect to Operating Costs whether characterized as a goods and services tax, sales tax or other similar tax;

1.1.13	“Landlord’s Work” means the base building leasehold improvements to be constructed or erected in the Leased Premises or in any part thereof by the Landlord at its expense and described in Schedule “B-l” attached hereto;

1.1.14	“Lands” means the lands, on a portion of which the Building has been constructed and which are more fully described in Schedule “A-l” annexed hereto and are shown on the certificate of location annexed hereto as Schedule “A-2”;

1.1.15	“Lease” means the present lease agreement together with its Schedules and any written modification or amendment thereto made in accordance with Section 31.3 hereof;

1.1.16	“Leased Premises” means the premises leased to the Tenant pursuant to this Lease forming part of the Building, the whole as described in Section 2.1 hereof;

1.1.17	“Operating Costs” means the aggregate of any and all costs and expenses incurred by or on behalf of the Landlord of whatsoever nature or kind, without duplication, in connection with the operation, maintenance, repair including replacement, management, administration, insurance, heating, air-conditioning and ventilating of the Leased Premises, the Building, the Lands, the Property and the Common Areas and Facilities of the Building, of the Lands and of the Property, or any part thereof, the whole subject to the other provisions of this Lease. For greater certainty, and without limitation, Operating Costs shall include an administration fee of all of the aforesaid costs and expenses as provided in Section 8.5 hereof and save for the aforesaid administration fee, shall be without profit to the Landlord.

Notwithstanding the above and the definition of Common Areas and Facilities, Operating Costs shall exclude or have deducted from them, as the case may be:

(i)	capital expenditures and other expenses necessary to complete the original construction of the Building (including the initial landscaping of the Lands and initial construction of the parking and other elements of the Property, if any) and the capital expenditures and other expenses of remedying construction inadequacies pertaining to the base Building (including Schedule “Bl” Landlord’s Work) or pertaining to the initial landscaping of the Lands or the initial construction of the parking and other elements of the Property, if any;

(ii)	all amounts that otherwise would be included in Operating Costs which are the responsibility of other tenants of the Building or which are recovered or are recoverable by the Landlord from other tenants in the Building or the Property, as a result of any act, omission, default or negligence of such tenants;

(iii)

such of the Operating Costs as are recovered from insurance proceeds or which would be recoverable assuming compliance by the Landlord with its insurance obligations under the Lease, to the extent such recovery represents reimbursement for costs previously included in Operating Costs

(whether or not the proceeds are paid to the Landlord or its Hypothecary Creditor(s)) or if the Landlord self-insures or is deemed to self-insure, to the extent of a corresponding application of reserves (it being understood that at the present time no such reserve exists and if it does exist, it would not result in increasing Operating Costs by an amount greater than the costs of insurance premiums) but in any event excluding any item for which the Landlord has not made a claim for compensation if the decision not to claim is for the benefit of the Tenant and/or tenants of the Building;

(iv)	the cost of advertising in respect of the Building or the Property or the Technoparc Saint-Laurent;

(v)	repairs or replacements to the footings, foundations, structural columns and beams, structural sub-floors, bearing walls, and other parts of the structure of the Building as well as repairs or additions required by applicable laws in effect at the time the Building is delivered to the Tenant; repairs to exterior walls, windows or the roof of the Building are not considered structural and will be included in Operating Costs;

(vi)	net recoveries by the Landlord in respect of warranties or guarantees relating to the construction of the Building or the construction of the parking on the Property and other elements of the Property, if any, to the extent that such repair costs in respect of the work covered by such warranties or guarantees have been charged in Operating Costs;

(vii)	expenses incurred for work or services performed solely for a particular tenant in excess of those services normally performed on behalf of tenants in the Building;

(viii)	leasing commissions incurred with respect to the leasing of space in the Building or the Property;

(ix)	any amounts paid by the Landlord as a fine or penalty as a result of a breach of law by the Landlord with respect to the Building, the Leased Premises or the Property (provided such breach was not caused by or contributed to by the Tenant);

(x)	tenant inducement payments and rent-free periods granted to the Tenant;

(xi)	any depreciation of the original capital cost of the Building and its original components or of any original structures located on the lands upon which the Building is situated;

(xii)	costs incurred in leasing premises in the Building to other tenants and the Tenant and the cost incurred in enforcing the leases of other tenants and the Tenant;

(xiii)	all interest, legal costs and other costs resulting from the financing of the whole or part of the Property and costs for penalties incurred by reason of the default of the Landlord to respect its hypothecary obligations or its obligations under other financial instruments affecting the whole or part of the Property;

(xiv)	any reserve for bad debts;

(xv)	the rental costs for any space used for the administration of the Property and occupied by the employees of the Landlord (no matter in what building);

(xvi)	the costs of the Tenant’s Fit-Up of the Leased Premises;

(xvii)	fines or penalties incurred as a result of the Landlord’s negligence or its failure to respect its obligations under this Lease or any law in effect, provided that the same do not result from the fault or negligence of the Tenant or any person for whom the Tenant is in law responsible;

(xviii)	the costs of removing, cleaning or disposing of asbestos, PCBs, contaminants or pollutants or other toxic substances or dangerous products affecting the Property but only to the extent that such asbestos, PCBs, contaminants or pollutants or other toxic substances or dangerous products were introduced into the Property by the Landlord or which were introduced into the Property prior to the commencement of the Lease and any fines or penalties relating thereto; and

(xix)	any emphyteutic rent or rent payable by the Landlord in respect of the Property.

In calculating Operating Costs, the costs (not otherwise excluded as set forth above) of renovations, improvements or betterments to the Building which have a useful life in the Landlord’s opinion of longer than one fiscal year of the Landlord shall be amortized over the useful life of the related asset or such other period as is reasonably determined by the Landlord in accordance with generally accepted accounting principles and such amortized amount shall form part of Operating Costs; Operating Costs shall also include depreciation of capital (and interest on the undepreciated capital at a rate charged or chargeable by the Landlord’s bankers from time to time) of the costs of all repairs, replacements, modifications and improvements relating to the Property which by their nature require repair or replacement from time to time and of other items designated by the Landlord, acting reasonably, as capital expenditures.

1.1.18	“Prime Rate” means the rate of interest, expressed as an annual rate, in effect from time to time, quoted by the Royal Bank of Canada as its prime rate with respect to commercial loans in Canadian Dollars to its commercial borrowers in Canada;

1.1.19	“Property” means the phase commonly known as Phase 2 of the Technoparc Saint-Laurent as outlined in blue on Schedule “A-2” annexed hereto and includes, without limitation, the Building and the Lands. The Property shall be sufficient to accommodate the Tenant’s parking as set forth in Section 29.2 hereof;

1.1.20	“Proportionate Share” means the ratio which the Rentable Area of the Leased Premises bears to the Rentable Area of the Building expressed as a percentage. Should the Rentable Area of the Building increase or decrease, the Tenant’s proportionate share will be adjusted accordingly as of the date (as determined by the Landlord) of said change in the Rentable Area of the Building;

1.1.21	“Rent” shall mean Basic Minimum Rent and Additional Rent;

1.1.22	“Rentable Area of the Building” means the aggregate rentable area of all leasable premises in the Building, expressed in square feet, as certified by the Architect (whose certificate shall be final and binding on the parties hereto) and measured in accordance with BOMA (ANSI Z65.1.1996) standards of measurement;

1.1.23	“Rentable Area of the Leased Premises” means the aggregate of the rentable area of the Leased Premises, expressed in square feet, as certified by the Architect (whose certificate shall be final and binding) and measured in accordance with BOMA (ANSI Z65. 1.1996) standards of measurement, and the Tenant’s Proportionate Share of interior Common Areas and Facilities of the Building;

1.1.24	“Rental Year” means a period of time, the first (1st) Rental Year commencing on the first (1st) day of the Term and ending on the thirty-first (31st) day of December next following; thereafter each Rental Year shall consist of consecutive periods of twelve (12) calendar months commencing on the first (1st) day of January and ending on the thirty-first (31st) day of December, provided, however, that the last Rental Year shall terminate upon the expiration of the Term or earlier termination of this Lease, as the case may be. Notwithstanding the foregoing, the Landlord may, at anytime and from time to time during the Term, change the Rental Year in which case the then current Rental Year shall terminate on the date preceding the commencement of such new Rental Year;

1.1.25	“Rules and Regulations” means the rules and regulations adopted and promulgated by the Landlord from time to time, which rules and regulations are presently those annexed hereto as Schedule “D”;

1.1.26	“Stipulated Rate of Interest” means the Prime Rate plus four percent (4%) as an annual rate compounded monthly;

1.1.27	“Surtax” means the surtax imposed by any competent authority on non-residential immovables by virtue of the Municipal Taxation Act, as the same may be amended, replaced or modified from time to time and/or by any other law or legislation;

1.1.28

“Taxes” means, without duplication, all real estate taxes and other taxes, rates, duties, levies, fees, charges and assessments of whatsoever nature and kind (including, without limitation and without duplication, local improvement rates, water rate and service tax, water taxes, school taxes, Surtax, the tax on non-residential immovables and any other tax on non-residential immovables), whether general or special, and whether in existence at the date hereof or hereafter, imposed, assessed, levied or charged by any federal, provincial, municipal, school or other applicable or relevant taxing authority or body, upon or against the Lands, the Building or the Property or any part thereof or upon the Landlord in respect thereof, or from time to time levied or imposed in the future in lieu of or in substitution thereof, or for which the Landlord is liable in respect of the Lands, the Building or the Property and Tax on Capital (as hereinafter defined) assessed against the Landlord and reasonably imputed by the Landlord to be attributable to the Lands, the Building or the Property and any tax on rental income that may be levied by any government or applicable taxing authority except for income taxes, profits taxes, excess profits taxes and capital gains taxes. If the system of taxation is altered or varied from that in force on the

Commencement Date and any new, additional or replacement tax, rate, duty, levy, fee, charge or assessment shall be levied or imposed on all or any portion of the Lands, the Building or the Property or the revenues therefrom or on the Landlord in substitution for or in addition to Taxes levied or imposed on the Commencement Date then any such new tax or levy shall be deemed to be or to be included in “Taxes”. There shall be excluded from Taxes the Landlord’s business tax, any mutation tax due for any transfer of immovables resulting from the sale of the Property (in whole or in part), any readjustment attributable to a period when the Tenant (or any assignee thereof) was not a tenant of the Leased Premises, any municipal surtax on non-residential immovables which does not relate to the Property, any penalties, interest or other costs resulting from the failure of the Landlord to pay Taxes on time and which do not result from the fault or negligence of the Tenant, and any Taxes imposed upon vacant property which cannot be reasonably attributed to the Property. For the purposes hereof, “Tax on Capital” means any amount of tax or excise imposed by the Province of Quebec or the Government of Canada, including large corporation taxes, upon the Landlord or the owners of the Property based in whole or in part upon the capital, surplus, reserves or indebtedness of the Landlord or owners of the Property, as more precisely defined in the Taxation Act (Quebec) or in the Income Tax Act (Canada) (the “Tax on Capital”);

1.1.29	“Tenant” means the Party of the Second Part and its permitted successors and assigns;

1.1.30	Tenant’s Fit-Up” means the leasehold improvements to be constructed or erected in the Leased Premises or any part thereof by the Landlord at the Tenant’s expense in accordance with the Tenant’s final plans and specifications, the whole as provided in Section 3.2 hereof. The Tenant’s Fit-Up shall not include any specialized equipment of the Tenant which is the responsibility of the Tenant to provide or install, but does include any piece of equipment required by the Tenant and which is to be installed in the Leased Premises as part of the leasehold improvements. The Landlord’s maximum contribution to the Tenant’s Fit-Up is set out in Section 3.3 of this Lease and is defined as the Fit-Up Allowance. Subject to the said contribution by the Landlord of the Fit-Up Allowance, all of the costs of carrying out the Tenant’s Fit-Up shall be borne by the Tenant;

1.1.31	“Tenant’s Leasehold Improvements” means all leasehold improvements made to the Leased Premises which are other than the Landlord’s Work and includes the Tenant’s Fit-Up and the Work;

1.1.32	“Term” means the term of this Lease as specified in Section 5.1 hereof;

1.1.33	“Unavoidable Delay” means any delay by either the Landlord or the Tenant in the performance of their obligations under this Lease caused in whole or in part by any force majeure, act of God, fire, flood, strikes, lockouts or other disturbances, sabotage, war, blockades, insurrections, riots, civil disturbances, inability to obtain materials or equipment, breakage of or accident to machinery, inability of the Landlord to obtain necessary permits, any act, omission or event whether of the kind herein enumerated or otherwise not within the reasonable control of the Landlord or the Tenant, as the case may be, and which by the exercise of due diligence the Landlord or the Tenant, as the case may be, could not have prevented, but lack of funds on the part of the Landlord or the Tenant, as the case may be, shall not constitute an Unavoidable Delay; and

1.1.34	“Work” has the meaning ascribed to it in Section 13 hereof.

1.2	Schedules - The Schedules of this Lease are a part of it and consist of:

1.2.1	Schedule “A” - Description of Property and Leased Premises composed of:

a)	Schedule “A-l” - Legal Description of the Lands and the Building;

b)	Schedule “A-2” - Plan showing the Property (Phase 2 of Technoparc Saint- Laurent) and the approximate location of the Building on the Property;

c)	Schedule “A-3” - Plan showing the Leased Premises;

1.2.2	Schedule “Bl” - Description of Landlord’s Work: Base Building Leasehold Improvements (Specifications);

1.2.3	Schedule “C” - Copy of Bylaw 1160-1 of the City of Saint-Laurent;

1.2.4	Schedule “D” - Rules and Regulations;

1.2.5	Schedule “E” - Additional Clauses

1.2,6	Schedule “F” - Technoparc Servitude;

1.2.7	Schedule “G” - Certified copy of Resolution of Tenant;

1.2.8	Schedule “H” - Form of Irrevocable Transferable Letter of Credit;

1.2.9	Schedule “I” - Environmental Questionnaire; and

1.2.10	Schedule “J” - Manual Procedure for Cleaning.

1.3	Headings - The headings, captions, section numbers, article numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

1.4	Interpretation - Interpretation of the words “hereof”, “herein”, “hereunder” and similar expressions used in any section or subsection of this Lease relate to the whole of this Lease and not to that section or subsection only, unless otherwise expressly provided. Where required by the context hereof, words importing the singular number only shall include the plural and vice versa, and words importing the neuter gender shall include the feminine or masculine gender and vice versa, and words importing persons shall include firms and corporations. All units of currency are expressed herein in Canadian Dollars.

1.5	Net Lease - It is the intent of the parties hereto that this Lease shall be absolutely net to the Landlord and, except as expressly set out herein, the Landlord shall not be responsible during the Term for any costs, charges, taxes, expenses and outlays of any nature whatsoever arising from or relating to the operation, maintenance, repair, management and administration and any other related operating cost of the Leased Premises, or the use and occupancy thereof, or the contents thereof or the business carried on therein, and the Tenant shall alone, to the complete exoneration of the Landlord, be responsible for and pay all charges, impositions, maintenance, repair, management and administration and any other related operating costs of the Leased Premises, (including without limitation Taxes) and its Proportionate Share of all charges, impositions, costs and expenses of every nature and kind relating to the Building and Lands. In addition, but without duplication, the Tenant shall pay a share of all charges, impositions, costs and expenses of every nature and kind, (including Taxes) relating to the operation, maintenance, repair, management and administration and any other related operating cost of the Common Areas and Facilities (including the parking) of the Property (being Phase 2 of Technoparc Saint-Laurent), in which the Building is located. The Landlord shall apportion such charges, impositions, costs and expenses (including Taxes) relating to the Common Areas and Facilities of the Property among the buildings forming Phase 2 of Technoparc Saint-Laurent, including the Building, and the Tenant shall pay its Proportionate Share of the same. Any amount and any obligation that is not expressly declared herein to be that of the Landlord at its expense shall be deemed to be the obligation of the Tenant to be performed by and at the expense of the Tenant.

2.	LEASED PREMISES

2.1

Description of the Leased Premises - The Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord, upon the terms and conditions herein contained, the Leased Premises which shall consist of a self-contained unit to be located in the Building to be erected and to contain two (2) units (the Leased Premises constituting one of such units) and which Leased Premises are substantially as shown on Schedule “A-3” attached hereto. The approximate location of the Building on the Property is shown outlined in red on the plan attached hereto as Schedule “A-2”. The Tenant acknowledges that Schedules “A-2” and “A-3” are for the sole purpose of indicating the approximate location and form of the Leased Premises and the Building and that, notwithstanding anything to the contrary contained in this Lease or the provisions of the Civil Code of Quebec, the Landlord may make minor variations to the form and siting of the Leased Premises or any part thereof. The Leased Premises will be located on the second (2nd) floor of the Building and will have a civic address at 7170 Frederick-Banting Street, in the City of Saint-Laurent, Province of Quebec.

2.2	Rentable Area of the Leased Premises - The Rentable Area of the Leased Premises, which is estimated to be ten thousand two hundred and twenty square feet (10,220 sq. ft.) and the usable area of the Leased Premises has been determined by the Architect in accordance with Subsection 1.1.23 and certified by the Architect and an architect’s certificate to such effect will be delivered to the Tenant within thirty (30) days after the Leased Premises are substantially completed as certified by the Landlord’s Architect. The Architect’s certificate is final and binding on the parties. Any change in the final determination of the Rentable Area of the Leased Premises shall be reflected by a corresponding increase or decrease in the calculation of all amounts due under this Lease, whose calculation is determined in accordance with the Rentable Area of the Leased Premises, including, without limitation, Basic Minimum Rent and Additional Rent. It is understood that the annual net basic rental rates per square foot enumerated in Article 7 hereof shall remain unchanged.

3.	LANDLORD’S WORK AND TENANT’S FIT-UP

3.1	Landlord’s Work - The Landlord shall at its sole cost and expense perform the Landlord’s Work (which, for greater certainty, includes all the base systems described in Schedule “B-1”), as specified in Schedule “B-l” annexed hereto. All Landlord’s Work shall be completed in a good and workmanlike manner in accordance with the standards of the buildings built by Societe Immobiliere Technologique de Montreal Inc. in Technoparc Saint-Laurent and shall comply with the Building plans and specifications provided to the Tenant (attached hereto as Schedule “B-l”) and all building codes and applicable legislation in force at the time of delivery of the Leased Premises, including the master plan for the City of Saint-Laurent.

3.1A	Construction Permits and Initial Installations - The Landlord hereby agrees that it shall retain, a project engineer for the carrying out of the Landlord’s Work, (the “Project Engineer”) who shall be designated by the Landlord. The Landlord shall be responsible for the payment of the Project Engineer’s fees but only insofar as such fees are incurred in respect of advising the Landlord on carrying out the Landlord’s Work. All other fees of the Project Engineer, including, without limitation, those pertaining to the Tenant’s Fit-Up, shall be for the account of the Tenant. With regard to the Tenant’s Fit-Up, the Tenant shall have the right to retain the services of its own project engineer or other professional of its choice but subject to the approval of the Landlord (such approval not to be unreasonably withheld), the whole at the Tenant’s own cost.

The Landlord will be responsible to prepare all construction plans and final specifications for the Landlord’s Work described in Schedule “B-l”. The Landlord will also be responsible to carry out soil tests, as it determines necessary, for the Lands on which the Building is to be situated and to make such modifications as may be required to Schedule “B-l” as a result of such soil tests, including, if any, to respect the warranty of the Landlord in respect of environmental matters set out in the fourth paragraph of Section 18.3 hereof. If modifications are required to be made to the soil, such as for example, compaction of the soil, the Tenant shall not incur any additional costs as result thereof and the Landlord’s obligations under Schedule “B-l” hereof shall not be diminished.

The Landlord shall install and pay for the installation and connection (excluding connection to the Tenant’s equipment) of services as specified in Schedule “B-l” annexed hereto, which are required for the Leased Premises as at the Delivery Date. For greater certainty, such services do not include gas and only include those in respect of electricity and water (including all related excavation and filling) as specified in Schedule “B-l”. In addition, the Landlord, at its cost, shall construct and complete the parking areas, driveways and landscaping.

The Landlord acknowledges that it will be responsible to obtain all permits or authorizations required from governmental authorities for the construction of the Building in conformity with provisions of Schedule “B-l” annexed hereto. The installation and the hook-up of the electrical services and water for the Building (excluding any hook-ups required for the Tenant’s equipment) will be carried by the Landlord, at its cost, before the end of the Landlord’s Work, the whole in accordance with applicable laws. It is agreed that the Landlord is not responsible for the installation of any services for natural gas, it being agreed however that the Tenant can request such a hook-up if it requires the same from the supplier of natural gas, the whole at its cost and in accordance with required laws and safety standards.

Except to the extent the same are due to the fault or negligence of the Tenant, the Landlord will be responsible to pay any damages, fines or penalties which may be imposed or incurred by the Landlord if the Landlord’s Work does not respect applicable legislation which is in place at the date that the Building is substantially completed, including any regulation or building code then in force at such time.

All other leasehold improvements required by the Tenant or to be made to the Leased Premises shall be supplied and installed at the Tenant’s expense shall be subject to the provisions of Article 13 hereof (except for the Tenant’s Fit-Up), and shall be considered Tenant’s Leasehold Improvements.

3.2	Tenant’s Fit-Up -The Landlord will also be responsible to carry out the construction of the Tenant’s improvements in accordance with the Tenant’s final plans and specifications which will be prepared and produced by the Tenant’s designer, who is retained solely at the cost of the Tenant (the “Designer”). Subject to the contribution by the Landlord of the Fit-Up Allowance (as hereinafter referred to), all costs of carrying out the Tenant’s leasehold improvements in accordance with the Tenant’s final plans and specifications (the “Tenant’s Fit-Up”) shall be borne by the Tenant.

3.2A	Tenant’s Telecommunications Antenna - Subject to the following conditions, the Tenant shall have the right to install one (1) satellite antenna (not to exceed six feet (6’) in diameter) on the exterior of the Building and in connection therewith, required cabling. Such right to install said antenna and cabling is subject to the following conditions:

(i)	such antenna and cabling shall be located only in such place as specified by the Landlord and shall be installed under the supervision and subject to the specific instructions of the Landlord and its workmen;

(ii)	such antenna and cabling shall be used only for the personal use of the Tenant and shall not be exploited commercially nor used for any other purpose whatsoever. For greater certainty, the Tenant shall not be entitled to lease or otherwise license or permit the use of such antenna and cabling by any other person. The Tenant shall be entitled to use in respect of the operation of such antenna, the service provider of its choice;

(iii)	the use, size, location, etc. of such antenna and cabling must comply with all applicable laws, by-laws and regulations, municipal, provincial, federal or otherwise including, without limitation, the airport zoning regulations and requirements;

(iv)	such antenna and cabling shall be maintained at the sole cost and expense of the Tenant and the Tenant hereby agrees to maintain the same in good and workmanlike manner. In addition, such antenna and cabling shall be removed at the Tenant’s sole cost and expense at the expiration of the Term (or any renewal thereof) or earlier termination of the Lease under the supervision of the Landlord and its workmen and the Tenant shall be responsible to pay the costs of any repair necessitated to the Building or otherwise caused by such installation and removal.

3.3	Landlord’s Contribution to Tenant’s Fit-Up - The Landlord agrees to contribute towards the costs of the Tenant’s Fit-Up a sum equal to Forty Dollars ($40.00) per square foot of the Rentable Area of the Leased Premises (the “Fit-up Allowance”). The Fit-Up Allowance may be applied to related costs to modify and/or add to the Landlord’s standard office building (that is the base building leasehold improvements), any and all direct leasehold improvements and related soft costs, including without limitation the general contractor fees and the five percent (5%) developer general administrative fee which the Tenant hereby agrees is payable to the Landlord (said five percent (5%) shall be calculated on the basis of five percent (5%) of all hard costs and professional costs for the Tenant’s Fit-Up). Any amount attributable to the Goods and Services Tax or to any other similar tax shall be added to the Fit-up Allowance and paid by the Landlord.

Any equipment or improvement changes not provided for in the base building standards as set out in Schedule “B-l”, and which result from changes related to the Tenant’s Fit-Up (such changes having been approved by both the Landlord and the Tenant), will be the object of an increase of the costs payable by the Tenant and consequently, these costs will be added to the costs of the Tenant’s Fit-Up.

The costs of all professionals engaged by the Tenant will be the sole responsibility of the Tenant (save to the extent as provided above in respect of the Project Engineer). In addition the cost of preliminary plans and final working drawings for the Tenant’s Fit-Up shall be borne by the Tenant.

The Fit-Up Allowance shall be applied to the cost of the Tenant’s Fit-Up (as described below) and related costs as aforesaid and shall be paid progressively, and proportionately to the total amount of the budget for the Tenant’s Fit-Up, to the general contractor or other suppliers of materials or work based upon the Landlord’s architect’s certificates. It is agreed that the progressive payments to be made in respect of work carried out for the Tenant’s Fit-Up must be approved by the Landlord, the Landlord’s Architect and the Tenant’s representative who supervises the Tenant’s Fit-Up. In the event of any dispute concerning the making of any such payment, the decision of the Landlord’s Architect shall be final and binding. The Tenant must, however, respect the construction timetable of the general contractor and of the Landlord in providing authorizations. The aforesaid construction timetable was submitted to the Tenant on or before March 10, 2002.

3.4	Funds for Excess Costs for Tenant’s Fit-Up - As indicated in Section 3.2 hereof, the Tenant shall be responsible for all costs to complete the Tenant’s Fit-Up. To cover the costs of the Tenant’s Fit-Up over and above the Fit-Up Allowance, the Tenant has supplied to the Landlord funds in the amount of Six Hundred Thousand Four Hundred and Thirty Dollars and Fifty Cents ($600,430.50), being the amount estimated to be equal to the difference between the cost as estimated by the Landlord for the Tenants Fit-Up, as set forth in Section 3.5 below, and the amount of the Fit-Up Allowance. Upon the Landlord receiving any invoice from the suppliers, subcontractors and/or the general contractor or any other person in respect of any costs for the Tenant’s Fit-Up, the Landlord shall transmit to the Tenant an invoice indicating that portion of the invoice which the Tenant is required to pay and such amount shall be paid from the abovementioned funds provided by the Tenant. If the costs of such invoices exceeds the said amount of Six Hundred Thousand Four Hundred and Thirty Dollars and Fifty Cents ($600,430.50), the Tenant undertakes to remit to the Landlord amounts necessary to cover the cost of such invoices within ten (10) Business Days of the receipt of such invoice plus any and all of the direct leasehold improvements and related soft costs described above.

3.5	Final Plans and Specifications for Tenant’s Fit-Up - The Tenant has supplied at its cost to the Landlord on or before January 25, 2002, final plans and specifications for the Tenant’s Fit-Up. Within ten (10) days of receipt of such final plans and specifications, the Landlord shall provided to the Tenant a written estimate of the costs to complete the Tenant’s Fit-Up. Said estimate was as precise as possible, however, it is fully recognized by the Tenant that it was prepared for budget purposes only and is not binding upon the Landlord.

Whenever possible without causing delay to the delivery schedule, the Landlord shall obtain a minimum of three (3) tenders after going through a bidding procedure (Notwithstanding the foregoing, the Landlord shall not be required to obtain tenders for work for the HVAC system nor for the underground plumbing). The tenders and tenderers shall be chosen by the general contractor and the Landlord, after consultation and agreement with the Tenant, acting reasonably. Said tenders shall be addressed to the Tenant and Landlord and every decision related to such shall be taken by the Landlord with the Tenant’s written consent. The Tenant or its representative must be present at the opening of any tender and at every construction meeting.

The Landlord shall meet with the Tenant not less than monthly to review the progress of construction and any other matters which either the Landlord or Tenant wishes to raise. The Tenant will receive a copy of all minutes of such meetings, a copy of all change orders (those pertaining to the Tenant’s Fit-Up must be approved by the Tenant) and a copy of any price change pertaining to such changes. The Tenant may nominate a representative at its cost to supervise the Tenant’s Fit-Up but the administration of carrying out the Tenant’s Fit-Up shall remain the responsibility of the Landlord and the general contractor. Any delay caused in carrying out the Tenant’s Fit-Up caused by such a representative will be considered as if a delay caused by the Tenant.

The Tenant maintains the right to make minor changes to the plans and specifications for the Tenant’s Fit-Up, after approval of the same, subject to the Landlord’s written consent and provided that it does not delay the construction of the improvements in the Landlord’s reasonable opinion to a point where it jeopardizes the delivery of the Leased Premises expected on May 1, 2002. When the tendering process is not possible due to delays in the delivery schedule, the Landlord will inform the Tenant’s representative of its construction process and will cooperate with the Tenant in determining acceptable construction costs. The Tenant hereby confirms that its representative for giving authorizations or approvals for the Tenant in order that the Landlord may proceed with the completion of construction of the Leased Premises and for attending meetings shall be Ms. Dalal Manoli President and Chief Executive Officer of Phagetech Inc. C.P. 387, Place du Parc, Montreal, Quebec H2W 2N9, telephone (514) 282-0990, fax (514) 282-9889. The Tenant acknowledges that the decision of Ms. Dalal Manoli shall bind the Tenant.

3.6	General Contractor - The Landlord, in collaboration with the Tenant, will supervise the leasehold improvements related to the Tenant’s Fit-Up. The work will be carried out by the general contractor retained by the Landlord to construct the Building and the Leased Premises. The Landlord arranged for the construction contract entered into with the general contractor to provide for a fixed price, on the condition that no changes were or are requested to the work to be carried out by the general contractor under such construction contract following approval by the Landlord of the Tenant’s final plans and specifications. If changes were or are requested, then the general contractor has provided or shall provide a specific price for each such change requested. However, in no event shall the Landlord have any responsibility whatsoever to ensure the fixed price is met and makes no guarantee or warranty whatsoever in respect of the costs of the construction.

3.7	Changes to Landlord’s Work or Tenant’s Fit-Up - The Landlord and the Tenant acknowledge that any changes the Tenant requests to the Landlord’s Work or Tenant’s Fit-Up may result in a delay of the Delivery Date and in an increase in the amount required to complete the Landlord’s Work or Tenant’s Fit-Up, for which the Tenant shall be solely responsible. The Tenant shall forthwith pay to the Landlord, upon receipt of an invoice for same, all such increased costs. The Landlord shall advise the Tenant in writing, upon being so advised by its general contractor and/or the Landlord’s applicable professionals, of the number of days of delay in construction any such changes would cause and an estimate of the increase in the cost, if any. No such changes may be requested by the Tenant if they would affect the base building or the quality of the Building or result in penalties or other similar payments being required to be paid by the Landlord in respect of materials and/or equipment and/or services unless, in the latter case, the Tenant agrees to pay in advance in cash to the Landlord such penalties or other similar payments.

4.	OCCUPANCY AND DELIVERY DATE

4.1	Occupancy Prior to Commencement Date - Subject to Unavoidable Delay (as defined in Section 4.4 hereof), it is anticipated that the leasehold improvements to be made by the Landlord to the Leased Premises will be substantially completed by May 1, 2002. If such leasehold improvements to the Leased Premises are substantially completed before May 1, 2002 (the “Delivery Date”), the Tenant shall have the right to occupy the Leased Premises upon such substantial completion of the leasehold improvements and until the Commencement Date (the “Interim Occupancy Period”) and during such Interim Occupancy Period, no Basic Minimum Rent shall be payable prior to the Commencement Date. However, the Tenant shall be required to pay during the Interim Occupancy Period, Additional Rent and all other costs pertaining to the Leased Premises and its use thereof, including, without limitation, Operating Costs, Taxes, water, electricity, utility and other costs and the costs of all special services provided to it by the Landlord, including, without limitation, extra security services which may be required due to the Tenant taking occupancy prior to the Commencement Date and all amounts payable by the Landlord to third party contractors as a result of the Tenant’s early occupancy. All the terms of the Lease shall apply mutatis mutandis prior to the Commencement Date. The Tenant shall be liable for any and all damages caused by its actions or omissions or those of its contractors, subcontractors, agents, employees and other persons for whom the Tenant is responsible at law for whom the Tenant is responsible at law.

4.2	Delivery of Leased Premises - Subject to Unavoidable Delay (as hereinafter defined in Section 4.4 hereof) and any reasons attributable to the Tenant, including without limitation, any changes requested to the Landlord’s Work by the Tenant as contemplated in this Lease and any delay due to the installation of the generator or UPS unities referred to in Section 8.3A hereof, the Landlord shall deliver possession of the Leased Premises to the Tenant substantially completed with the Landlord’s Work as set forth in Schedules “Bl” (said Schedule “B-1” work shall be in accordance with applicable laws then in force at the time of the Delivery Date and will be carried out using new materials) and the Tenant’s Fit-Up as per the Tenant’s final plans and specifications (as approved by the Landlord), the whole as certified by the Landlord’s Architect, on or before the Delivery Date. For the purposes hereof, “substantial completion” shall mean that the Leased Premises are sufficiently completed to enable the Tenant to install its equipment and furniture for purposes of commencing its activities in the Leased Premises (without limiting the generality of the foregoing, all mechanical and electrical systems will be completed and operational, all walls will be erected and painted).

Upon the Landlord delivering possession of the Leased Premises to the Tenant as set out in this Section 4.2, the Tenant shall have the right to verify that the Landlord’s Work and the Tenant’s Fit-Up are complete and the Tenant shall have thirty (30) days from the date possession is given to it to inspect the Leased Premises and provide the Landlord with a list of deficiencies within thirty (30) days with respect to the Landlord’s Work and the Tenant’s Fit-Up, failing which the Tenant shall be deemed to have accepted the Leased Premises. If the Tenant delivers up a list of deficiencies as aforesaid and provided that the Landlord, acting reasonably, is in agreement with such list, the Landlord shall remedy such deficiencies within a reasonable time and in good and workmanlike manner. If the Landlord fails to remedy such deficiencies within a reasonable time, the Tenant, after giving the Landlord a prior written notice of not less than thirty (30) days and provided that the Landlord fails within such thirty (30) day period to commence to remedy the same, may, acting reasonably, repair such deficiencies and the Landlord shall reimburse the Tenant for all reasonable direct out-of-pocket expenses incurred to repair such deficiencies.

Concerning the HVAC, the thirty (30) day delay for the Tenant to inspect said system will only commence when the system is started up as confirmed by the Landlord to the Tenant.

The above provisions shall not diminish any guarantee from suppliers or professionals who were retained by the Landlord and which guarantee was given to the Landlord in reference to the construction of the Landlord’s Work or the Tenant’s Fit-Up.

4.3	Delay in Delivery of Leased Premises - If due to reasons attributable to the Landlord or to Unavoidable Delay but not due to reasons attributable to the Tenant (including any event of Unavoidable Delay attributable to the Tenant), the Leased Premises are not substantially completed as provided in Section 4.2 of the Lease by the Delivery Date and as a result possession of the Leased Premises is given to the Tenant later than the Delivery Date, the Commencement Date of the Lease and termination date, and all other dates and delays stipulated herein will be moved forward by the same number of days as the delay in giving possession.

The Tenant shall not be entitled to any damages or indemnity whatsoever resulting from such delay and agrees to accept any extension provided as aforesaid, as full and final settlement of any and all claims which the Tenant may otherwise have by reason of any delay in delivering possession of the Leased Premises. Any delay in delivering possession of the Leased Premises due to reasons attributable to the Tenant (including any event of Unavoidable Delay attributable to the Tenant), shall not entail extension of the Commencement Date or termination date of the Lease nor entitle the Tenant to any compensation whatsoever.

4.4	Unavoidable Delay - For the purposes of this Article 4 only, Unavoidable Delay shall mean any delay of the Landlord in the performance of its obligation) under this Lease caused in whole or in part by any force majeure, act of God, flood, strikes, lock-outs or other industrial disturbances, sabotage, war, blockades, insurrections, riots, civil disturbances, breakage of or accident to machinery, inability to obtain materials or equipment, inability of the Landlord to obtain necessary permits, any act, omission or event whether of the kind herein enumerated or otherwise not within the reasonable control of the Landlord and which by the exercise of due diligence the Landlord could not have prevented, but lack of funds or increased cost of funds on the part of the Landlord shall not constitute a cause for an Unavoidable Delay. For greater certainty, if the failure of the Landlord to deliver possession of the Leased Premises to the Tenant on or by the Delivery Date is attributable to the Tenant (including, by way of example but without limitation, any changes to the Landlord’s Work or Tenant’s Fit-Up as contemplated by Article 3 hereof, or any other changes to plans or equipment requested by the Tenant or its consultants and any delay or failure by the Tenant to approve the budget or the revised budget, as the case may be, within the delay contemplated in Section 3.5 or to supply its final plans and specifications to the Landlord as provided in Section 3.5), the Landlord shall not be in default hereunder and the time for delivery of possession shall be extended by the number of days in the delay so caused by the Tenant (such extension to be determined by the Landlord and its professionals, acting reasonably) and there shall be no extension of the Commencement Date of the Lease.

Each of the Landlord and Tenant acknowledges that the construction of the Leased Premises will be proceeding on an accelerated basis in order to achieve the Delivery Date of May 1, 2002. Consequently, each of the Landlord and Tenant agrees to provide full and timely cooperation with each other in order to ensure that all decisions are made, approvals obtained and commitments entered into as soon as possible so as to facilitate the Delivery Date.

4.5	Notification - Construction of Leased Premises - Any request for information or positive act required from the Tenant in order for the Landlord to complete the construction of the Leased Premises within the time periods specified herein (as the same may be extended in accordance with the terms hereof) shall be in writing (which notice may be given by facsimile) and shall be given to the Tenant’s representative designated in Section 3.5 of this Lease and the decision of such person shall be binding on the Tenant.

5.	TERM OF LEASE

5.1	Term of the Lease - The term of the Lease, unless sooner terminated pursuant to the provisions hereof, shall be for a period of ten (10) years commencing, subject to the provisions of this Lease, on May 1st, 2002 and terminating on April 30th, 2012.

5.2	Commencement Date - Subject to the foregoing the Commencement Date shall be May 1st, 2002.

5.3	Landlord’s Access to the Leased Premises - Notwithstanding the occupancy of the Leased Premises by the Tenant on or before the commencement of the Term, the Tenant agrees that the Landlord and its authorized representatives, workmen and subcontractors shall have access to the Leased Premises in order to complete the Landlord’s Work and the Tenant’s Fit-Up (if any) to the Leased Premises.

6.	USE OF LEASED PREMISES

6.1	Use of the Leased Premises - The Leased Premises shall be used and occupied by the Tenant throughout the Term solely for general office purposes, and research and development laboratories, the whole in conformity with all applicable laws, bylaws, regulations and other legislation and the Technoparc Servitude (a copy of which is annexed hereto as Schedule “E”) and for no other purpose. No outside storage is permitted on any part of the Property. The Tenant specifically acknowledges that the Leased Premises and the Building shall form part of a technological research and development park and consequently are subject to special use and building restrictions and a master plan and other regulations and bylaws adopted by the City of Saint-Laurent from time to time and that such restrictions include without limitation the obligation of the Tenant to carry out research and development activities in the Leased Premises. The Tenant agrees to comply with the requirements of the master plan, the Technoparc Servitude and all other regulations and bylaws as adopted from time to time by applicable government authorities. Furthermore, the Tenant agrees not to use or permit the use of the Leased Premises for any use prohibited by Section 6.2 hereof. The Tenant shall be solely responsible for ensuring that the use it intends to make of the Leased Premises and the activities to be conducted therein, comply with all laws, bylaws, regulations and other legislation applicable to the Property.

6.2	Prohibited Use - Notwithstanding the provisions of Section 6.1 hereof, the Tenant shall not carry on any business nor use, permit or suffer the use of the Leased Premises, or any part thereof, for any activity which because of its quality or operation, would in the Landlord’s opinion, based on the Technoparc Saint-Laurent criteria, tend to lower the character of the Building or the Property, any illegal, unethical or fraudulent practice nor carry on any business which shall be a nuisance in the Leased Premises or anything which may constitute a disturbance of enjoyment of other tenants or occupants of the Building or cause noise, disturbance or noxious odours to the discomfort of other tenants or neighbours nor do or suffer any waste or damage, disfiguration or injury to the Leased Premises, the Building or the Property nor permit any overloading of the floors which would endanger the structure of the Building. The Tenant may not hold the Landlord in any way responsible for any damages or annoyance which the Tenant may sustain through the fault or actions of any other tenant or occupant of the Building and, subject to the Landlord’s obligation to provide the Tenant with peaceful enjoyment of the Leased Premises as provided in Section 28 hereof, the Tenant specifically renounces to any claims and recourses it may have or acquire against the Landlord under Articles 1859 and 1861 of the Civil Code of Quebec.

6.3	First Class Technology Park - The Landlord agrees that it will maintain the Building and the Property as part of a first class technology park in the City of Saint-Laurent and the Tenant agrees to use the Leased Premises and to carry out all of its activities in such a manner as is consistent with and in order to permit the Landlord to maintain such a first class technology park.

6.4	Window Coverings - The Tenant shall not install drapes or curtains on any window in the Leased Premises. Any other window covering shall only be permitted if the same complies with the Landlord’s scheme of building standard window coverings for the windows of the Building and is consistent with the architects’ general design criteria for the Technoparc Saint-Laurent.

6.5	Dangerous Materials - The Tenant shall not bring into, or store in the Leased Premises any inflammable liquid or dangerous or explosive materials, solvents or other chemicals, other than those chemicals which are normally used in association with office photocopy and equipment or office computer printing equipment and are required by the Tenant for such purpose or those which are necessary for the Tenant’s normal activities in the Leased Premises, provided that such inflammable liquid or dangerous or explosive materials, solvents or other chemicals are described and disclosed in the Environmental Questionnaire to be completed in accordance with Section 18.2 hereof and provided further that the Tenant complies with all applicable laws, bylaws, regulations and other legislation applicable thereto. In addition, the Tenant shall not bring into, or store in the Leased Premises any other matter which may be considered as a pollutant or contaminant or hazardous product or waste under any applicable environmental protection legislation, unless the Tenant complies with the provisions of Section 18.2 hereof. The Tenant shall indemnify and hold the Landlord harmless from all losses, liabilities, damages, costs, expenses and claims of any kind whatsoever resulting from any breach of the foregoing obligation, including, without limitation, any seepage, spillage, discharge and misuse of any cleaner, solvent, chemical, pollutant, contaminant or hazardous product and waste, and hereby undertakes to immediately repair any such damage at its expense and to restore the Leased Premises, the Building and/or the Lands or any portion thereof, damaged by such seepage, spillage, discharge, misuse, storage or other cause, to their original condition, lessen ordinary wear and tear.

6.6	Continuous Operation - Subject to the provisions of Section 5 of Schedule “E” hereto, the Tenant shall occupy the Leased Premises throughout the Term and shall conduct continuously and actively in the whole of the Leased Premises, its business as permitted by Section 6.1 hereof. The Tenant acknowledges that its continued occupancy of the Leased Premises and the continuous and active conduct of its business in the Leased Premises are of the upmost importance to the Landlord in avoiding the appearance and impression generally created by vacant space and in facilitating the leasing of vacant space in the Building and in the Technoparc Saint-Laurent and maintaining the quality and character of the Building and the Technoparc Saint-Laurent. The Tenant also acknowledges that the Landlord will suffer substantial damage and serious irreparable injury if the Leased Premises are left vacant or are abandoned during the Term even in the event the Tenant pays all rent required hereunder.

7.	BASIC MINIMUM RENT, ADMINISTRATIVE FEES AND PAYMENT OF RENT

7.1	Basic Minimum Rent - The Tenant shall pay Basic Minimum Rent comprised as follows:

7.1.1	for the period commencing on May 1st, 2002 and terminating on April 30th, 2003, a sum equivalent to Nineteen Dollars ($19.00) per square foot of Rentable Area of the Leased Premises;

7.1.2

for the period commencing on May l st, 2003 and terminating on April 30th, 2004, a sum equivalent to Nineteen Dollars and Thirty Eight Cents ($19.38) per square foot of Rentable Area of the Leased Premises;

7.1.3	for the period commencing on May 1st, 2004 and terminating on April 30th, 2005, a sum equivalent to Nineteen Dollars and Seventy Seven Cents ($19.77) per square foot of Rentable Area of the Leased Premises;

7.1.4	for the period commencing on May 1st, 2005 and terminating on April 30th, 2006, a sum equivalent to Twenty Dollars and Seventeen Cents ($20.17) per square foot of Rentable Area of the Leased Premises;

7.1.5	for the period commencing on May 1st, 2006 and terminating on April 30th, 2007, a sum equivalent to Twenty Dollars and Fifty Seven Cents ($20.57) per square foot of Rentable Area of the Leased Premises;

7.1.6	for the period commencing on May 1st, 2007 and terminating on April 30th, 2008, a sum equivalent to Twenty Dollars and Ninety Eight Cents ($20.98) per square foot of Rentable Area of the Leased Premises;

7.1.7	for the period commencing on May 1st, 2008 and terminating on April 30th, 2009, a sum equivalent to Twenty One Dollars and Forty Cents ($21.40) per square foot of Rentable Area of the Leased Premises;

7.1.8	for the period commencing on May 1st, 2009 and terminating on April 30th, 2010, a sum equivalent to Twenty One Dollars and Eighty Three Cents ($21.83) per square foot of Rentable Area of the Leased Premises;

7.1.9	for the period commencing on May 1st, 2010 and terminating on April 30th, 2011, a sum equivalent to Twenty Two Dollars and Twenty Seven Cents ($22.27) per square foot of Rentable Area of the Leased Premises; and

7.1.10	for the period commencing on May 1st, 2011 and terminating on April 30th, 2012, a sum equivalent to Twenty Two Dollars and Seventy Five Cents ($22.75) per square foot of Rentable Area of the Leased Premises.

7.2	[Intentionally Deleted]

7.3	Payment of Rent - All Rent shall be payable in equal consecutive monthly installments on the first (1st) day of each and every month during the Term, in lawful money of Canada, without any prior demand therefor and without any set-off, deduction, abatement or compensation and shall be paid to the Landlord or, as it may in writing direct, to its nominee at the office of the Landlord, located at 7150 Albert-Einstein, Suite 200, Saint-Laurent, Quebec, H4S 2C1, or at such other place in Canada as the Landlord may from time to time designate in writing to the Tenant. If the Commencement Date is on a day other than the first day of a calendar month, the Tenant shall pay, on the Commencement Date, the Rent prorated on a per diem basis from and including the Commencement Date to and including the last day of the month in which the Commencement Date occurs, based upon a period of three hundred and sixty-five (365) days.

7.4	Postdated Cheques or Pre-authorized Payments - Upon the Landlord’s request, the Tenant hereby agrees to present to the Landlord at the beginning of each Rental Year throughout the Term a series of monthly postdated cheques or pre-authorized payment forms authorizing the Landlord to make automatic withdrawals from the Tenant’s bank account for the following Rental Year in amounts conforming with the monthly Basic Minimum Rent payments plus monthly Additional Rent payments in respect of which the Landlord has provided estimates to the Tenant.

8.	ADDITIONAL RENT

8.1	Taxes

8.1.1	As Additional Rent in each and every Rental Year during the Term, the Tenant shall pay, within thirty (30) days of receipt from the Landlord of a written statement and invoice of Taxes, all Taxes imposed upon or allocated to the Leased Premises, its Proportionate Share of Taxes imposed upon or allocated to the Building and the Lands and its Proportionate Share of the Building Share of Taxes imposed upon or allocated to the Property. Without limiting the foregoing, the Tenant specifically acknowledges that its Proportionate Share of the Surtax or the tax on non-residential immovables shall be payable within thirty (30) days of receipt from the Landlord of an invoice for such amount. The Tenant’s Proportionate Share of Taxes in respect of the first and last Rental Years of the Term shall be adjusted between the Landlord and the Tenant on the basis set forth in Section 8.9 hereof.

Provided that the use of the Leased Premises by the Tenant respects the various provisions and criteria set out in the Technoparc Servitude and provided that the criteria set out in By-law Number 1160-1 are respected, the Landlord warrants that the Building (but not the Lands) will qualify for certain real estate tax credits (including the tax on non-residential immovables but excluding local improvement taxes), the whole in accordance with By-law number 1160-1 of the City of Saint-Laurent, a copy of which is annexed hereto as Schedule “C”. Provided further that the criteria set out in By-law number 1160-1 and in the Technoparc Servitude are respected by the Tenant, the Landlord undertakes to apply to the City of Saint- Laurent for such available real estate tax credits and when such tax credits are granted, to apply the same, to the extent they relate to the Building, in reduction of those real estate taxes forming part of Taxes for the Building for which such credits are given.

The Landlord represents and warrants that it has fulfilled and will continue to fulfill its obligations as provided in Articles 4.5 and 4.6 of By-law number 1160-1 of the City of Saint-Laurent and it will respect the delay for application stipulated in Article 4.6 of the By-law number 1160-1 and any other obligation which may fall upon it as owner of the Lands to permit the granting of the tax credits for such real estate taxes.

It is understood that the Tenant shall not be obliged to pay Tax on Capital as part of Operating Costs or Taxes, for so long as the Landlord is not required to pay Tax on Capital. However, if at any time the Landlord becomes subject to such Tax on Capital and is required to pay the same, the Tenant shall be obliged to pay for the same as part of Operating Costs or Taxes. In such a case, the Tax on Capital shall be calculated as though the Building is the Landlord’s sole property in the Province of Quebec.

8.1.2	The Landlord shall have the right, but not the obligation, to object to, appeal, or contest the levying or imposition of Taxes at any time or any valuation imposed with respect thereto and the Landlord may settle, compromise, consent to, waive or otherwise determine, in its sole discretion, all matters and things relating thereto without notice to, consent or approval of the Tenant. The Tenant shall pay to the Landlord, within thirty (30) days after demand therefor by the Landlord, as Additional Rent, its Proportionate Share of any expenses, including legal, appraisal, administration and overhead expenses incurred by the Landlord in obtaining or attempting to obtain a reduction of any Taxes. If, as a result of such proceedings taken by the Landlord in respect of Taxes, Taxes are increased, the Tenant shall be responsible for its Proportionate Share of any such increase. If, as a result of such proceedings taken by the Landlord in respect of Taxes, Taxes are decreased, the Tenant shall be entitled to share proportionately in the benefit of such decrease. Subject to the foregoing, nothing set forth in this Subsection 8.1.2 shall relieve the Tenant from its obligation to pay its Proportionate Share of Taxes and all expenses and costs incurred in connection with the contestation thereof.

8.1.3	The Tenant shall not be entitled to contest, appeal, object to or litigate the levying or imposition of Taxes.

8.2

Water and Business Taxes and Licence Fees - As Additional Rent and to the complete exoneration of the Landlord, the Tenant shall be liable for, and pay to the competent authority having jurisdiction within the time period provided for such payment by such authority, all water taxes and business taxes, garbage taxes and all taxes, rates, duties, levies, assessments and other charges of whatsoever nature and kind, without duplication, whether in existence at the date hereof or hereafter, imposed or levied by any federal, provincial, municipal, school or other applicable or relevant taxing authority or body, in respect of the Leased Premises or the movable property, trade fixtures and other property placed by the Tenant in, on or about the Leased Premises or in respect of the use and occupancy of the Leased Premises or the business carried on therein. If any such taxes, rates, duties, levies, assessments or other charges are imposed or levied against the Landlord or the Landlord’s property and the Landlord pays the same (which the Landlord shall have the right to do regardless of the validity of such levy), then the Tenant shall forthwith reimburse the Landlord, as Additional Rent, the amount of such payment by the Landlord. In addition, the Tenant shall pay and discharge all licence fees and other like fees that may be levied, charged, rated or assessed against the Leased Premises or any equipment located therein or the business carried on by the Tenant therein. The Tenant will indemnify and keep the Landlord indemnified from and against payment of all losses, costs, charges and expenses which may be imposed or levied against the Landlord or its property or incurred by the Landlord in respect of such taxes, rates, duties, levies, assessments, charges or licence fees and the Tenant hereby agrees to furnish to the Landlord, within thirty (30) days after the date such taxes, rates, duties, levies, assessments, charges or licence fees became due and payable, receipts or appropriate evidence of payment of the same.

8.3	Utilities, Heating, Air-Conditioning and Ventilation - The Tenant shall cause the Leased Premises to be kept reasonably heated, ventilated and air-conditioned throughout the Term, in accordance with the standards described in Schedule “B-l” hereof. The Landlord has provided heating, ventilation and air-conditioning equipment in accordance with said Schedule “B-l”. The Tenant shall be solely responsible to pay, as Additional Rent, all heating, ventilating and air-conditioning costs of the Leased Premises. If the Tenant desires to operate the HVAC system 24 hours a day, it may do so at its cost. In addition, the Tenant shall be required to pay as part of Operating Costs its Proportionate Share of the costs to heat, ventilate and air-condition the Common Areas and Facilities of the Building. The Tenant shall promptly advise the Landlord of any repair or maintenance required to be made to the heating, ventilation and air-conditioning equipment servicing the Leased Premises and the Landlord shall carry out such repairs, replacement (if needed) and maintenance services, the costs of which shall form part of Operating Costs. The Landlord reserves the right to inspect from time to time on one (1) Business Day’s prior notice (except in the case of an emergency, in which case no such notice is required) such heating, ventilation and air-conditioning equipment and should such inspection reveal, in the Landlord’s opinion, that repair or maintenance is required, the Landlord shall be entitled to carry out the same without prior notice to the Tenant, the costs of which shall form part of Operating Costs. When entering the Leased Premises, if required, for maintenance, the Landlord will ensure that its personnel respect any reasonable instructions given by the Tenant regarding security measures to be taken in the Leased Premises, especially in the laboratory areas thereof. If such equipment is destroyed or damaged due to the fault or negligence of the Tenant, the cost of repairing or replacing the same shall be at the sole cost of the Tenant and shall not form part of Operating Costs.

The Landlord, at the commencement of the Term, shall provide at its expense metering devices for purposes of monitoring the use of natural gas (if applicable), electricity and, if appropriate, water to respect of the Leased Premises. The Tenant shall pay promptly, and in any event on or before their due date, to the relevant public utility authorities all charges for heat, fuel, water, gas, electricity, light, sewer charges and other utilities used by the Tenant in respect of the Leased Premises. The Tenant shall execute with the relevant public utility authorities contracts for the supply of such services to the Leased Premises and, as indicated above, shall be solely responsible for the payment of such services and utilities and shall pay the same directly to such suppliers. In the event there is no separate meter for water, the Tenant shall pay its Proportionate Share of the cost of water supplied to the Building.

The Landlord shall supply initial (but not replacement) fluorescent tubes at its costs. Costs to maintain the lighting system will form part of Operating Costs. Such costs shall be competitive. The Landlord shall not charge any administrative fees on electricity costs or gas (if any) consumed in the Leased Premises and which costs are paid directly by the Tenant to the supplier(s).

8.3A	Generator - Subject to the Tenant furnishing to the Landlord architectural, mechanical and engineering plans showing in reasonable detail the work hereinafter described to be carried out and the quality and appearance of materials to be used and the estimated cost thereof, and subject to the other provisions set out herein, the Tenant shall have the right, at any time, whether it be prior to the Delivery Date or during the Term or any renewal thereof, to install in the Building, at a location to be mutually agreed between the Landlord and the Tenant acting reasonably, a generator dedicated to the Tenant’s equipment and computer in the Premises. It is understood that in the determination of the location for the installation of the generator in the Building, the Landlord will use reasonable efforts to offer a location that will assist to minimize the costs to be incurred by the Tenant to connect the generator to its UPS unities to be installed in the Leased Premises. Concurrently and subject to submitting the aforesaid plans and specifications, etc., the Tenant shall have the right to install in the Leased Premises its required UPS unities and required wires or cables, the whole at its cost and at a location selected by the Tenant’s professional and agreed to in writing by the Landlord and its professionals acting reasonably.

Save as otherwise specifically provided herein to the contrary, in carrying out such installation, usage, maintenance and all other work in connection with said generator and UPS unities, the Tenant shall comply with the provisions of Section 13 hereof. For such purposes, the work in respect of the generator and the UPS unities shall be deemed to be “Work”.

All costs related to the installation, the usage, the maintenance and repairs of the generator and its related UPS unities will be the sole responsibility and assumed by the Tenant (including, if required, the addition or modification of conduits of the Building necessary to connect the generator to its UPS unities). In addition, the Tenant shall indemnify and hold harmless the Landlord from and against any and all losses, claims, actions, damages, liabilities and expenses including, legal fees and disbursements in connection with loss of life, personal injury, damage to property or any other loss or injury of whatsoever nature or kind arising out of the installation, use, maintenance, repair or removal of all or any of the said generator and/or unities or any replacement thereof or testing thereof.

The Tenant is hereby authorized by the Landlord to use its own professional in relation to any work for the installation, usage and maintenance of the generator and related connections and the UPS unities. Accordingly, subject to prior written notice to be given to the Landlord, unless there is an emergency in which case such notice shall be given as is reasonable in the circumstances, the Tenant and its professionals shall be given access to the required areas of the Building in order to meet their obligations. The Landlord shall be entitled to supervise the Tenant’s work and shall be reimbursed for all costs and expenses incurred with respect to the supervision of such work, including professional fees and costs, plus an administration fee equal to fifteen percent (15%) of such costs.

To insure that its generator functions properly, the Tenant shall have the right to proceed with “delestage” test(s) from time to time. Prior to carrying out any such testing from time to time, the Tenant shall submit in writing to the Landlord for its prior written approval, not to be unreasonably refused, a schedule for the proposed testing as well as a detailed description of procedures and methods to be employed in carrying out such testing and the names, addresses and qualifications of each person responsible to carry out such testing, all of which must be acceptable to the Landlord acting reasonably. As indicated above, the Landlord shall not be responsible in any manner for loss or any damage suffered by any person whatsoever, whether the Tenant, or any other tenant, as a result of the malfunction or the breakage of the generator and the Tenant fully indemnifies the Landlord in respect of any such losses or damages.

The Tenant shall not be required to pay Basic Minimum Rent or any share of Operating Costs for the usage of space in the Building to access the generator and possibly the usage of the risers or conduits of the Building to install and connect its generator to its Premises but the Tenant shall be responsible for all other costs in connection with the installation, usage and removal of said generator and other related equipment. If required by law, the location where the generator will be placed shall be isolated from other space at the Tenant’s costs and the Tenant shall be entitled to lock said space, provided that access to the said space is always available to the Landlord and in this regard, the Tenant shall provide the Landlord with keys, access codes or other such required information so that access is available twenty-four (24) hours a day to the Landlord.

At the end of the Term, or earlier termination thereof, the Tenant will have the right to remove its generator and UPS unities and if it chooses to so remove the same, it shall be at its cost and expense and it shall make good all damage caused to the Leased Premises and Building as a result of such installation and removal and return the Leased Premises to the Landlord in a “broom clean” condition, reasonable wear and tear excluded. In addition and notwithstanding that the Tenant may not choose itself to remove the same, the Landlord may require the Tenant to remove said generator and UPS unities and in such event, the Tenant shall remove the same at its own cost and expense and make good all damage caused as a result of their installation and removal, the whole as provided above.

8.4	Operating Costs - The Tenant shall pay to the Landlord, or as the Landlord may direct, as Additional Rent in each and every Rental Year during the Term of this Lease, all Operating Costs relating to or allocated to the Leased Premises and its Proportionate Share of Operating Costs relating to or allocated to the Building, the Lands, the Property and the Common Areas and Facilities or any part thereof, in equal monthly installments in advance in accordance with the estimates prepared pursuant to Section 8.6 hereof.

The Landlord agrees that it shall in increasing Operating Costs, act as a prudent administrator taking into account that the Property is situated in a first class technology park. Furthermore, the Landlord agrees that if services are provided by a non-arms length entity to the Landlord and the costs of such services form part of Operating Costs, such services will be provided on a competitive basis.

8.5	Administrative Fees - Operating Costs and Taxes shall include an administration fee payable to the Landlord equal to the greater of fifteen percent (15%) of the aggregate of Operating Costs and Taxes and sixty-five cents ($0.65) per square foot of the Rentable Area of the Leased Premises. There shall be no administration fee charged on the Tax on Capital.

8.6

Landlord’s Right to Estimate Taxes, Operating Costs and Other Costs and Expenses - Notwithstanding the provisions of Section 8.1 hereof, the Landlord may estimate Taxes and as provided in Section 8.4 hereof, Operating Costs and the Tenant’s share thereof and of any other costs and expenses payable by the Tenant pursuant to this Article 8 for such periods as the Landlord may determine from time to time (provided in no case shall such periods exceed twelve (12) months) and the Tenant agrees to pay to the Landlord such amounts as so estimated in monthly installments in advance during such periods, as Additional Rent, on the first (1st) day of each calendar month of such periods. Such estimates shall in every case be a reasonable estimate and based wherever possible upon previous operating experience. From time to time, the Landlord may re-estimate, on a reasonable basis, the amount of Taxes and Operating Costs for any period, in which case the Landlord shall advise the Tenant in writing of such re-estimate and fix new equal monthly installments for the remaining balance of such period such that, after giving credit for the installments paid by the Tenant on the basis of the previous estimate, the

Tenant’s share of Taxes and Operating Costs will have been paid during such period. Notwithstanding anything herein contained to the contrary, as soon as bills for all or any portion of the said Taxes, Operating Costs and expenses so estimated are received, the Landlord may bill the Tenant for the Tenant’s share thereof as determined pursuant to this Lease, and the Tenant shall pay the Landlord such amounts so billed (less all amounts previously paid by the Tenant on the basis of the Landlord’s estimate thereof), as Additional Rent, within thirty (30) days after demand. If the Landlord chooses to require payment of Taxes as soon as bills for all or any portions of the same are received, then the Tenant shall pay such Taxes to the Landlord within thirty (30) days of the receipt from the Landlord of a written statement and invoice of said Taxes. For clarification purposes, if the Landlord chooses to require the Tenant to pay Taxes within thirty (30) days of invoice thereof, and if the timing of such invoices coincides with installment dates which the Landlord is permitted for payment of Taxes to the municipality, and if the Landlord chooses to pay Taxes in more than one installment in accordance with such payment schedule of the municipality, then the Tenant shall also be entitled to pay Taxes on a similar installment basis to the Landlord. The foregoing right of the Tenant to pay in installments shall not apply to the first (1st) year or last calendar year of the Lease.

Within a reasonable period of time after the end of the period for which such estimated payments have been made and in any event, on an annual basis, the Landlord shall send to the Tenant a statement setting forth in reasonable detail the costs included in Operating Costs and Taxes for the then completed period and the Tenant’s share of the amounts and costs payable by the Tenant under the provisions of this Section 8.6. Said statements shall be certified by the Landlord’s auditors and shall take into consideration any exclusions in Operating Costs as provided in this Lease. If the amount the Tenant has paid is less than the amount due, the Tenant shall pay such additional amounts forthwith upon (and in any event, no later than thirty (30) days after) the receipt of such statement and if the Tenant has paid in excess of the amount due, the excess shall, at the Landlord’s sole discretion, either be refunded by the Landlord without interest within a reasonable period of time after delivery of the said statement (but in any event, prior to the expiration of the abovementioned thirty (30) day period), or credited to future or outstanding Additional Rent due by the Tenant to the Landlord. The preparation costs of the annual statements shall form part of Operating Costs. If the Tenant has any questions concerning any item on such statements, the Landlord shall use reasonable efforts to provide the Tenant’s auditors with an explanation thereof and to allow the Tenant’s auditors to consult, but not to make copies of the supporting documents therefor.

8.7	Evidence of Payment of Additional Rent - The Tenant shall from time to time, at the request of the Landlord, deliver to the Landlord satisfactory evidence of the due payment by the Tenant of all payments required to be made by the Tenant under this Lease.

8.8	Failure to Pay Additional Rent - If the Tenant fails to pay its taxes, any insurance premium, utility or service charge, its Proportionate Share or share of Operating Costs or its Proportionate Share or share of Taxes or other charges or debts which it owes and has herein covenanted to pay, as Additional Rent or otherwise, the Landlord may pay the same and the Landlord, in addition to any other rights or remedies it may have hereunder or at law, is entitled to the same remedies and may take the same steps for the recovery of all such sums as it might have and take for the recovery of Rent in arrears under the terms of this Lease. All arrears of Rent and any moneys paid by the Landlord hereunder shall bear interest at the Stipulated Rate of Interest from the time such arrears become due until paid to the Landlord.

8.9	Proportionate Share of Taxes and Operating Costs in Respect of the First and Last Rental Years of the Term - The Tenant’s Proportionate Share of Taxes and Operating Costs in respect of the first and last Rental Years of the Term of this Lease shall be adjusted between the Landlord and the Tenant on the basis of the number of days in such first and last Rental Years based upon a period of three hundred and sixty-five (365) days.

8.10	Tenant’s Proportionate Share of Building Share - For purposes of calculation of the Tenant’s Proportionate Share of Operating Costs and Taxes and any other cost, expense, imposition or charge provided for herein, in respect of which the Tenant is required to pay its Proportionate Share, such calculation shall include the Tenant’s Proportionate Share of the Building Share of such Operating Costs, Taxes and other costs, expenses, impositions or charges.

9.	SALES TAXES

9.1

Tenant’s Sales Taxes - Notwithstanding any other provisions of this Lease, the Tenant shall pay to the Landlord an amount equal to any and all taxes imposed on the Tenant and required to be remitted by the Landlord with respect to Basic Minimum Rent, Additional Rent or any other amount payable by the Tenant to the Landlord under this Lease, whether characterized as a goods and services tax, sales tax or whether known by any other name (herein in this Section 9.1 called “Tenant’s Sales Taxes”), it being the intention of the parties that the Landlord shall be fully reimbursed by the Tenant with respect to any and all Tenant’s Sales Taxes and Landlord’s Sales Taxes. The amount of Tenant’s Sales Taxes payable by the Tenant shall be calculated by the Landlord and imposed against the amounts due by the Tenant to the Landlord under the terms of this Lease and shall be paid to the Landlord at the same time as the amounts to which the Tenant’s Sales Taxes so apply are payable to the Landlord under the terms of this Lease, and the Landlord may make any estimates necessary for the purposes of such calculations in the same manner as provided in this Lease for payment of Operating Costs. Notwithstanding any other provision in this Lease to the contrary, the amounts payable by the Tenant under this Section 9.1 shall be deemed not to be Basic Minimum Rent or Additional Rent, but the Landlord shall have all of the same remedies for and rights of recovery of such amounts as it has for recovery of Rent under this Lease.

10.	INSURANCE

10.1

Landlord’s Insurance - During the Term, the Tenant shall pay its Proportionate Share of the cost of insurance placed by the Landlord in respect of the Building, the Lands and the Property. The Landlord shall obtain and maintain in full force and effect during the Term such insurance for such occurrences and in such amounts and on such terms and conditions and with such deductibles as the Landlord may determine from time to time. Unless and until otherwise determined by the Landlord, said insurance shall include:

10.1.1	insurance on the Building, the Landlord’s Work, the Tenant’s Fit-Up and equipment contained in the Building owned or leased by the Landlord or which the Landlord desires to insure in an amount not less than the full replacement cost thereof against loss or damage by fire and other risks contained in fire insurance policies with endorsements generally known as extended coverage (including, without limitation, flood and earthquake coverage) and riot, vandalism and malicious acts endorsement or, at the Landlord’s option, “all risks” insurance;

10.1.2	broad form boiler, machinery and unfired pressure vessel insurance, including repair or replacement coverage in an amount as the Landlord may from time to time determine;

10.1.3	public liability insurance for bodily injury and property damage in such amount as the Landlord may from time to time determine;

10.1.4	rental income insurance covering such occurrences, in such form and with such period of indemnity as the Landlord may determine;

10.1.5	such other insurance in amounts and on terms as the Landlord, in its discretion, may determine or a Hypothecary Creditor may require.

The Tenant acknowledges that the cost of maintaining the above-mentioned insurance will be included in Operating Costs. The Tenant’s responsibility for the payment of the costs and expenses of the insurance policies required to be maintained by the Landlord pursuant hereto shall include, without limitation, the cost of all deductible amounts. Notwithstanding that the Tenant shall be contributing to the Landlord’s costs and premiums respecting such insurance pursuant to the terms of this Lease, the Tenant shall not have any insurable or other interest in any of the Landlord’s insurance other than the rights, if any, expressly set forth in this Lease or in any policy of insurance obtained by the Landlord, and, in any event, the Tenant shall not have any interest in or any right to recover any proceeds under any of the Landlord’s insurance policies. The proceeds of all insurance policies provided or maintained by the Landlord pursuant to this Section 10.1 shall be payable to the Landlord and to any loss payee named in any mortgage endorsement as their respective interests may appear. The Tenant shall not do and shall not cause, suffer or permit to be done or omitted to be done by any of its servants, agents, contractors or persons for whom the Tenant is in law responsible anywhere on the Property, the Lands, the Leased Premises or elsewhere in the Building or by any person in, on or about the Leased Premises, the Lands, the Property or the Building and shall not permit there to be on the Leased Premises, the Lands, the Property or the Building anything which might: (i) result in any increase in the cost of any insurance policies of the Landlord or any others on or related to the Building, the Lands, the Property or any part thereof or contents thereof; (ii) result in an actual or threatened cancellation of or adverse change in any policy of insurance of the Landlord or others on or related to the Building, the Lands, the Property or any part or contents thereof; or (iii) be prohibited by any policy of insurance of the Landlord or any others in force from time to time in respect of the Building, the Lands, the Property or any part or contents thereof. If the cost of any insurance policies of the Landlord or any others on or related to the Building, the Lands, the Property or any part or contents thereof shall be increased as a result of (i) the use or occupancy of the Leased Premises by the Tenant or any other person on the Leased Premises; or (ii) anything kept or permitted to be kept by the Tenant or by any person anywhere on the Leased Premises or by the Tenant or any of its employees, customers, contractors, suppliers or persons for whom the Tenant is in law responsible on any part of the Building, the Lands and the Property; or (iii) any act or omission of the Tenant or any person on the Leased Premises, or of the Tenant or any of its employees, customers, contractors, suppliers or persons for whom the Tenant is in law responsible on any part of the Building, the Lands and the Property, the Tenant shall pay the full amount of such increase in cost to the Landlord forthwith upon demand, whether the increase is an increase in insurance costs payable by the Landlord or by any other tenant or occupant of the Building, the Lands, the Property or any part thereof. In determining the Tenant’s responsibility for any increased cost of insurance as aforesaid, a statement issued by the organization, company or insurer establishing the insurance premiums or rates for the relevant policy shall be conclusive evidence of the various components of such premiums or rates and the factors giving rise to any increase therein.

10.2	Tenant’s Insurance - During the Term, the Tenant shall, at its sole cost and expense, take out and keep in full force and effect the following insurance:

10.2.1	comprehensive general liability insurance, including, but not limited to, property damage, public liability, personal injury liability, contractual liability, non-owned automobile liability and owners’ and contractors’ protective insurance coverage, all on an occurrence basis, with respect to any use, occupancy, activities or things on the Leased Premises and with respect to the use and occupancy of any other part of the Property by the Tenant or any of its servants, agents, contractors or persons for whom the Tenant is in law responsible, with coverage for any one occurrence or claim of not less than Five Million Dollars ($5,000,000.) or such other amount as the Landlord or the Hypothecary Creditor may reasonably require upon not less than one (1) month’s notice at any time;

10.2.2	insurance in respect of such perils as are from time to time covered in an “all risks” policy not less broad than the standard commercial property floater policy with the exclusions relating to earthquake and flood removed therefrom, covering Tenant’s Leasehold Improvements, trade fixtures, furnishings, equipment, stock-in-trade and inventory on or about the Leased Premises for not less than the full replacement cost thereof and with a replacement cost endorsement; if there is a dispute as to the amount which comprises full replacement cost, the decision of the Landlord or Hypothecary Creditor shall be conclusive;

10.2.3	broad form comprehensive boiler and machinery insurance on the Tenant’s Leasehold Improvements and on all insurable objects located on the Leased Premises which are the property or responsibility of the Tenant (which shall not include for greater certainty property owned or leased by the Landlord) on a blanket repair or replacement basis with a replacement cost endorsement and with limits for each accident in an amount not less than the full replacement cost of all Tenant’s Leasehold Improvements, trade fixtures, furnishings, equipment, stock-in-trade in, on or about the Leased Premises;

10.2.4	business interruption insurance either as an extension to or in the same form as the insurance referred to in Subsections 10.2.2 and 10.2.3 above, providing coverage for a period of no less than twelve (12) months, with a deductible of no more than seven (7) days and in such amount from time to time as is necessary to fully compensate the Tenant for direct or indirect loss of sales or earnings resulting from or attributable to any of the perils required to be insured against under the policies referred to in Subsections 10.2.2 and 10.2.3 above and all circumstances usually insured against by cautious tenants including losses resulting from interference with or prevention of access to the Leased Premises or the Property as a result of such perils or for any other reason;

10.2.5	Tenant’s legal liability insurance for the full replacement cost of the Leased Premises and the loss of use thereof; and

10.2.6	insurance against such risks and in such amounts as the Landlord or any Hypothecary Creditor may, from time to time, reasonably require upon not less than thirty (30) days’ written notice.

Concurrently with the execution of this Lease, the Tenant shall provide the Landlord with certificates of insurance acceptable to the Landlord and if required by the Landlord in its form certifying the insurance coverage required to be placed by the Tenant pursuant hereto and thereafter with renewals thereof at least thirty (30) days prior to any expiry thereof. In addition, within a reasonable period from the date of execution hereof, the Tenant shall provide the Landlord with a certified copy of said insurance policies and thereafter with certified copies of renewals or amendments thereto. In addition, if required by a Hypothecary Creditor, the Tenant shall furnish to the Landlord, within fifteen (15) days after demand therefor by the Landlord, additional certificates of insurance of the same. Furthermore, the Tenant specifically acknowledges that if the Landlord requires a certificate or other document from the Tenant from time to time certifying that the Tenant has complied with the insurance requirements of this Lease, the Tenant will provide such certificate within ten (10) days of being asked therefor. In the event the Tenant fails to obtain any insurance referred to in this Section 10.2, the Landlord may, without prior written notice or demand to the Tenant and without prejudice to any rights or remedies it may have, place such insurance with insurance companies and through brokers of its choice and the cost thereof together with interest on such payment at a rate equal to the Stipulated Rate of Interest from the date such payments are made by the Landlord until reimbursed by the Tenant shall forthwith be payable by the Tenant to the Landlord. The Tenant hereby agrees and acknowledges that the placing of any of the above-mentioned insurance shall in no way relieve the Tenant from any obligation assumed under this Lease.

The insurance policies required to be maintained by the Tenant pursuant to this Section 10.2 shall name the Landlord and any persons, firms or corporations designated in writing by the Landlord as named insureds as their interests may appear with loss payable to the Landlord and such additional named insureds under the policies referred to in Subsections 10.2.2 and 10.2.3 and, where applicable, referred to in Subsection 10.2.6. In the event the Tenant is obliged to repair the Tenant’s Leasehold Improvements pursuant to the provisions of this Lease after any damage or destruction and provided that the Tenant is not otherwise in default under the terms of this Lease, the Landlord covenants, on its behalf but not on the behalf of any additional named insured, to cause any proceeds payable to it pursuant to the insurance policies referred to in Subsections 10.2.2 and 10.2.3 to be made available for the purposes of repairing such Tenant’s Leasehold Improvements or replacing any damaged fixtures, furnishings or other property of the Tenant in respect of which such insurance proceeds are payable. All insurance policies shall be in form and substance satisfactory to the Landlord, shall provide for a waiver by the insurer of its rights under Article 2494 of the Civil Code of Quebec, shall contain the standard mortgage clause as reasonably required by any Hypothecary Creditor and shall be considered as primary insurance and shall not call into contribution any insurance of the Landlord. The insurance required to be maintained by the Tenant shall contain a waiver of subrogation in favour of the Landlord, its agents and employees and in favour of those for whom the Landlord is in law responsible and the general liability policy shall in addition contain a provision for cross-liability and severability of interest. All policies shall contain an endorsement requiring the insurers under such policies to notify the Landlord and any Hypothecary Creditor in writing at least thirty (30) days prior to any material change or cancellation thereof and shall contain a waiver in favour of the Landlord and any Hypothecary Creditor of any breach of warranty clause such that the insurance policies in question shall not be invalidated with respect to their interests by reason of any breach or violation of any warranties, representations, declarations or conditions contained in the policies; all policies shall be taken out with insurers acceptable to the Landlord and shall be in a form satisfactory from time to time to the Landlord. The Tenant covenants that nothing will be done or omitted to be done whereby any insurance policy referred to in Section 10.1 or this Section 10.2 will be cancelled and not immediately replaced or whereby the Leased Premises shall be rendered uninsurable or whereby the insurance proceeds under any such insurance policy which would be payable to the Landlord might be assigned to or hypothecated in favour of others.

11.	COMMON AREAS AND FACILITIES AND RULES AND REGULATIONS

11.1	Landlord’s Control of the Common Areas and Facilities - All Common Areas and Facilities shall at all times be subject to the exclusive control and management of the Landlord. The Landlord, acting reasonably and subject to the Landlord’s obligation to provide peaceful enjoyment as provided in Section 28 hereof, shall be entitled to construct, alter, maintain, eliminate, operate and police the same; to change the area, location and arrangement thereof; to employ personnel and to make rules and regulations pertaining to and necessary for the proper operation and maintenance thereof; and to do and perform such other acts therein and with respect thereto as the Landlord determines advisable.

11.2	Tenant’s Use of Common Areas and Facilities - Subject to the Rules and Regulations promulgated by the Landlord from time to time, the Landlord covenants to allow the Tenant, in common with other tenants of the Building and the Property and others entitled to use them, the use of the common outside parking areas, driveways, walkways and grounds forming part of the Common Areas and Facilities, as may be designated by the Landlord from time to time, during regular business hours of the Tenant on Business Days. It is agreed that the Tenant and all other persons hereby permitted to use such Common Areas and Facilities shall do so at their sole risk and under no circumstance shall the Landlord be liable for any damage or injury resulting to any persons or property while using such Common Areas and Facilities.

11.3	Maintenance of Common Areas and Facilities - The Landlord shall see that (subject to Unavoidable Delay) the Common Areas and Facilities of the Building and the Property are kept in good and substantial state of repair, including the keeping of the driveways, walkways and parking lot, curbs, lawns and grounds in and about the Building and the Property in good condition. Notwithstanding the foregoing the Tenant specifically acknowledges that the Landlord’s obligation in respect of snow and ice removal shall be limited to retaining a contractor to provide for snow and ice removal.

11.4	Elevators - Any elevator servicing the Building shall be maintained and repaired by the Landlord and the cost thereof shall form part of Operating Costs. The Landlord shall not be liable for any loss, cost or damage caused to the Tenant, its employees, agents, servants, visitors, licensees or any other person as a result of the use of such elevator or resulting from any breakdown or disrepair or inability to use the same for whatsoever reason, nor shall there be, consequent upon the foregoing, any abatement or reduction in Rent. Any permit required for the operation of such elevator shall be obtained by the Landlord and the cost of the same shall form part of Operating Costs.

11.5	Rules and Regulations - The Tenant covenants to comply with the Rules and Regulations, a copy of which is annexed hereto as Schedule “D”, and to cause such Rules and Regulations to be observed and performed by everyone for whom the Tenant is in law responsible or over whom the Tenant might reasonably be expected to have control. The Landlord shall have the right, from time to time and at any time during the Term, to make any and all reasonable amendments, deletions and additions to such Rules and Regulations including rules and regulations relating to the use of the Common Areas and Facilities. Such Rules and Regulations, together with all reasonable amendments, deletions and additions made thereto by the Landlord and notice of which shall have been given to the Tenant, shall be read as part of this Lease and shall be observed, performed and complied with throughout the Term in the same manner as all of the other conditions, provisions, agreements and obligations herein contained and set forth.

11.6	Control of the Building, Lands and Property - The Building, Lands and Property, shall at all times be subject to the exclusive control and management of the Landlord. Notwithstanding any provision of this Lease or any Schedule annexed hereto to the contrary, the Landlord reserves the right at any time and from time to time to change, alter, modify, reduce or expand, the Common Areas and Facilities, the Building, the Property or any portion thereof, as the Landlord, in its sole and entire discretion, deems expedient, the same to include, without limitation, the right of the Landlord to:

11.6.1	change the area, level, location, arrangement or use of the Property or any part thereof;

11.6.2	construct other buildings, structures or improvements on the Property and make alterations and additions thereto, subtraction therefrom or rearrangement thereof;

11.6.3	expand the width or length of the Building and construct additional buildings or facilities adjoining or approximate to the Building;

11.6.4	change, alter and amend the location, dimensions or specifications of the pipes, wires, ducts, conduits, utilities, mechanical systems, common areas and other building services (including such as may be contained in the Leased Premises);

11.6.5	[intentionally deleted];

11.6.6	close all or any portion of the Property to the extent required in the opinion of the Landlord’s counsel to prevent any person from acquiring rights therein;

11.6.7	grant, modify or terminate servitudes and other agreements pertaining to the use and maintenance of all or any part of the Property;

11.6.8	obstruct or close off all or any part of the Property, for the purposes of maintenance, repair, alteration or construction;

11.6.9	use any part of the Property for displays or decorations for special activities;

11.6.10	provide supervision, policing or security services for the Property;

11.6.11	control, supervise and regulate the delivering and shipping of goods, merchandise, supplies and fixtures to and from the general shipping and receiving areas in the Building;

11.6.12	designate and specify the kind of container to be used for garbage and refuge as well as the manner and the times and places at which such is to be placed for collection;

11.6.13	designate a commercial service for the pick-up and disposal of garbage and refuse instead of or in addition to the service provided by the City of Saint-Laurent, at Tenant’s cost;

11.6.14	eliminate, substitute or rearrange any or all of the Common Areas and Facilities; and

11.6.15	do and perform such other acts in and to the Property, as the Landlord determines to be advisable for the more efficient and proper operation of the Property.

Notwithstanding the foregoing, the Landlord hereby agrees to use its best efforts so that no changes, alterations, modifications, reductions or expansions will be made to the Property which would materially affect the access to the Property, the visibility of the Leased Premises or the ability of the Tenant to use the Leased Premises in accordance with the provisions of this Lease. Subject to the foregoing, no action on the part of the Landlord in exercising any of its aforesaid rights, shall constitute an eviction hereunder or change in the form or destination of the Leased Premises or any diminution of the peaceful enjoyment of the Tenant nor shall the Tenant be entitled to any compensation or diminution or abatement of Basic Minimum Rent or Additional Rent, the Tenant hereby waiving and renouncing to any and all claims as a consequence of the foregoing including without limitation the benefit of its rights and recourses resulting from Article 1856 of the Civil Code of Quebec. If pursuant to the exercise by the Landlord of its rights described herein, additional land is used for serving the Building, such additional land shall be presumed to be included in the definition of “Lands” contained herein. Furthermore, if following the exercise by the Landlord of any of its rights described above, the Rentable Area of the Building is increased or decreased, the Tenant’s Proportionate Share shall be modified accordingly.

12.	REPAIRS AND MAINTENANCE

12.1	Tenant’s Repairs - Notwithstanding the provisions of Articles 1854 and 1864 of the Civil Code of Quebec, but except as may be otherwise provided in Sections 1.1.17 and 12.2, the Tenant shall, at its sole cost and expense, operate, maintain and keep or cause to be kept the Leased Premises and every part thereof in good repair, good order and good condition as they would be kept by a careful owner and to use the same as a prudent administrator and shall, subject to the provisions of Sections 8.3, 14.1 and 14.2 hereof, promptly make all needed repairs and replacements to the Leased Premises including, without limitation, those necessary in order to keep and maintain the Leased Premises in a state of good repair, good order and good condition. At the expiration of the Term, the Tenant shall surrender the Leased Premises in the aforesaid condition, reasonable wear and tear only excepted.

12.2	Landlord’s Repairs - Notwithstanding the provisions of Section 12.1 hereof the Landlord shall throughout the Term, subject to the provisions of Article 14 hereof and Unavoidable Delay, be responsible to effect all structural repairs and the Landlord shall be responsible for the same, unless any such repairs are the consequence of the negligent acts or omissions of the Tenant or those for whom the Tenant is at law responsible in which case the cost of such repairs (together with an administration fee of fifteen percent (15%) of such costs) shall be paid by the Tenant forthwith upon demand as Additional Rent. The word “structural” shall only include the foundations, footings, structural columns and beams, structural sub-floors, bearing walls and other parts of the structure. For greater certainty, repairs to exterior walls, windows or the roof of the Building are not considered structural.

The Landlord shall carry out the maintenance and repair of exterior walls, windows and roof of the Building and, as provided in Section 8.3 hereof, carry out the maintenance and repair of the heating, ventilating and air-conditioning system servicing the Leased Premises and shall see that the Building (other than the Leased Premises and premises of other tenants) is in a good state of repair. All costs incurred by the Landlord in respect of the foregoing maintenance and repair of the Building shall form part of Operating Costs save if the same are stated hereunder to be at the sole cost and expense of the Tenant. If any equipment or system is destroyed or damaged due to the fault or negligence of the Tenant, the cost of repairing or replacing the same, shall be at the sole cost of the Tenant and shall not form part of Operating Costs.

The maintenance, repair and replacement of any and all equipment located in the Leased Premises which is the property of the Tenant, including that located in the laboratory portion of the Leased Premises, shall remain the sole responsibility of the Tenant, the whole at its sole cost and expense (and shall not form part of Operating Costs). The Tenant shall be allowed to retain the services of its own entrepreneur to effect services to equipment, which is the property of the Tenant but not to that, which is the property of the Landlord. The maintenance, repair and replacement of any equipment located in the laboratory portion of the Leased Premises which is the property of the Landlord, shall be the sole responsibility of the Landlord and shall be carried out in accordance with the relevant manufacturer’s specifications (if any) and otherwise in accordance with industry standards and the cost thereof shall form part of Operating Costs, unless such equipment is solely for the benefit of the Tenant, in which case, the Tenant shall be solely responsible for the cost thereof. If such equipment is destroyed or damaged due to the fault or negligence of the Tenant, the cost of repairing or replacing the same shall be at the sole cost of the Tenant and shall not form part of Operating Costs.

12.3

Cleaning of Leased Premises - The Landlord shall provide daily cleaning service to the Leased Premises including all bathrooms located within the Leased Premises (in accordance with the Manual Procedure for cleaning, as detailed in Schedule “J” attached hereto, as well as periodic window cleaning service, such expenses to be included in Operating Costs of the Leased Premises. Cleaning costs of the Common Areas and Facilities of the Building shall also be provided by the Landlord and shall form part of Operating Costs for the Building.

If the Tenant requires special cleaning and maintenance services for the laboratory portion of the Leased Premises over and beyond those provided in the Manual Procedure for cleaning then the Tenant acknowledges and agrees that the following provisions will apply. Such special cleaning and maintenance services shall be provided at the sole cost and expense of the Tenant, by the Landlord through designated contractors which have recognized expertise in providing such specialized services and the Landlord shall also be entitled to a fifteen percent (15%) administration fee of the cost of providing such services. Any such designated contractors chosen by the Landlord will be at competitive rates.

12.4	Security Service - As part of the Landlord’s Work, the Landlord shall provide a security service for the Building. In addition, the Tenant will have the right, subject to the prior approval of the Landlord, to install at its cost an additional security system as it may require, provided that such system is compatible with that has been installed by the Landlord and is hooked-up to the Landlord’s system. It is understood that any such additional security system must not in any manner limit the access of the Landlord to the Leased Premises and that the Landlord shall be provided with all security codes, etc. such that it shall at all times have full access to the entire Leased Premises.

The Tenant hereby advises the Landlord that in the Leased Premises there will be one (1) office where the Tenant intends to keep confidential materials. Accordingly, the Tenant shall be allowed to install a separate security system to access said room. It is understood that any such additional security system must not in any manner limit the access of the Landlord to the Leased Premises and that the Landlord shall be provided with all security codes, etc. such that it shall at all times have full access to the entire Leased Premises. The Landlord agrees that its personnel shall not be authorized to access said room unless there is an emergency or such access is required for the maintenance or repair of the Building. The Landlord shall provide to the Tenant a list of persons specifically designated by the Landlord who shall be allowed to access such room for such purposes. Except in the case of an emergency, said person(s) shall be accompanied by one of the Tenant’s authorized representatives at all times to enter the office and the Tenant hereby agrees to make readily available at all times its authorized representatives for such purposes. The Tenant shall supply to the Landlord, prior to taking occupancy of the Leased Premises, the names and coordinates of its authorized representatives. Notwithstanding the foregoing, the Tenant specifically acknowledges that the Landlord shall have no responsibility whatsoever for the maintenance of the confidentiality of any material kept in such room.

If the Landlord deems it appropriate, it shall provide a security service for the Property and the costs of providing such security service shall form part of the Operating Costs.

12.5	Additional Services - The Landlord may, at its sole discretion, provide at competitive rates any special or additional services to the Leased Premises required by the Tenant, in which case, the Tenant shall be obliged to use the services of the Landlord or its designated contractor for any such service requested by the Tenant and the Tenant agrees to pay to the Landlord, the costs of such additional services, which shall include an administration fee equal to fifteen percent (15%) of such cost, within five (5) days of receipt of an account to this effect. These additional services include, without limitation, replacement of ceiling tiles, carpet cleaning, cleaning of window coverings, locksmith services, refuse removal and special security arrangements. In the event that the Landlord elects not to provide any such additional services, only persons having received prior written approval from the Landlord to provide such services and such persons shall be subject to the roles and regulations established by the Landlord.

12.6	Services Not Supplied - In no event shall the Landlord be responsible nor liable in any way for any loss, costs, damages or expenses, whether direct or indirect or consequential, as a result of any interruption in the furnishing of any service or additional service whatsoever, nor shall there be any compensation, diminution or abatement of Rent as a result thereof. The Landlord reserves the right to stop the use or supply of any services when made necessary by reason of accident or malfunction or compliance with any laws or by-laws or orders or during any repairs, improvements or alterations thereto, which the Landlord shall deem necessary or desirable.

12.7	Landlord’s Access to the Leased Premises - The Landlord and its agents shall have the right, at all reasonable times during the Term and upon reasonable notice to the Tenant, to enter the Leased Premises in order to examine the condition and repair thereof and to ascertain whether the Tenant is adequately fulfilling its obligations under the terms hereof. If as a result of such examination the Landlord deems it necessary that repairs be made to the Leased Premises, the Landlord shall (save as otherwise provided in Section 8.3 and 12.2 hereof) give written notice thereof to the Tenant in accordance with Subsection 16.1.8 hereof and thereupon the Tenant shall, within thirty (30) days from the date of delivery of the notice, commence and thereafter diligently complete the necessary repairs in a good and workmanlike manner. If the Tenant fails to make any such repair in the manner as aforesaid after having received such written notice from the Landlord requesting the Tenant to do so, the Landlord may, without prejudice to any other rights or remedies it may have, make such repairs and charge the cost thereof to the Tenant (together with an administration fee of fifteen percent (15%) of such costs and interest thereon at the Stipulated Rate of Interest until paid in full by the Tenant to the Landlord). The Landlord shall have the right at any time to make, without prior notice to the Tenant, emergency repairs and to charge the cost thereof to the Tenant. Any costs chargeable to the Tenant hereunder shall be payable forthwith on demand as Additional Rent.

12.8	Notice of Damage or Required Repairs to the Leased Premises - The Tenant shall forthwith give written notice to the Landlord of any material damage or deterioration to the Leased Premises by any cause. In addition, the Tenant shall forthwith give written notice to the Landlord of any repairs to the Leased Premises which are required to be made by the Landlord pursuant to the provisions of Section 12.2 hereof.

12.9	Ownership of Leasehold Improvements - Subject to Section 12.11 hereof, all additions, alterations, modifications, improvements, Landlord’s Work, Tenant’s Fit-Up and Tenant’s Leasehold Improvements, whether Work (as defined in Article 13 hereof) or not become, upon their installation, the property of the Landlord absolutely without compensation therefor, to the Tenant or to any other person and form part of the Leased Premises and are subject to all of the provisions of this Lease and shall, at the expiration or sooner termination of the Term, be surrendered in good repair and condition and the Tenant or any other person shall not have any right to claim compensation therefore of whatsoever nature or kind.

12.10	Surrender of the Leased Premises - The Tenant will, at the expiration or earlier termination of the Term, deliver vacant possession of the Leased Premises to the Landlord and shall peacefully surrender and yield up unto the Landlord the Leased Premises, with its appurtenances together with all leasehold improvements (including Landlord’s Work, Tenant’s Fit-Up and Tenant’s Leasehold Improvements), additions, alterations, changes or erections which at anytime during the Term shall be made therein or thereon, in good repair and condition, save and except for reasonable wear and tear and repairs for which the Landlord is responsible under Section 12.2 hereof, the whole without any compensation whatsoever being allowed to the Tenant or any other person.

12.11	Removal of Tenant’s Machinery, Equipment and Furnishings and Improvements - The Tenant may during the Term in its normal course of business remove its machinery, equipment and furnishings, provided such machinery, equipment and furnishings have become unnecessary for the Tenant’s purposes, or the Tenant is substituting new and similar machinery, equipment and furnishings therefor, and provided in each case, the Tenant is not in default under this Lease and such removal would not result in any violation of the provisions hereof. For greater certainty, the Tenant’s machinery, equipment and furnishings shall not include any of the following: heating, ventilating or air-conditioning systems, facilities and equipment in or serving the Leased Premises, any piece of equipment required by the Tenant to be installed in the Leased Premises as part of the leasehold improvements, floor coverings, light fixtures and doors, all of which shall be deemed to be leasehold improvements and the property of the Landlord. The Tenant shall, at the expiration or earlier termination of the Term hereof, return the Leased Premises in a “broom clean” condition, reasonable wear and tear excluded, and remove its machinery, equipment and furnishings and at the request of the Landlord, all alterations or improvements made by the Tenant or the Landlord on the Tenant’s behalf, but excluding any of the Landlord’s Work and Tenant’s Fit-Up which the Tenant shall not have the obligation to remove, and shall repair any damage caused by such installation or removal, reasonable wear and tear excluded. However, when requesting the Landlord’s approval for any additional work in the Leased Premises during the Term, as per Section 13 hereof, the Landlord will indicate to the Tenant if the Landlord will require the removal of the improvements the Tenant is seeking approval for, at the end of the Term or earlier termination thereof. In addition, at the expiration or early termination of the Term hereof, the Tenant shall comply with the provisions of Section 8.3A hereof in respect of the removal of the generator and UPS unities. Any machinery, equipment, furnishings, alterations or improvements or other property left by the Tenant on the Leased Premises at the termination or expiration of the Lease shall become, at the Landlord’s option, the property of the Landlord absolutely without compensation whatsoever being allowed to the Tenant or any other person for the same and may be removed from the Leased Premises and sold or disposed of by the Landlord in such manner as it deems advisable. The Tenant’s obligations hereunder shall survive the expiration of the Term or earlier termination of the Lease.

13.	ALTERATIONS, MODIFICATIONS OR IMPROVEMENTS

13.1	Alterations, Modifications or Improvements by Tenant - After completion of the initial build-out the Tenant shall have the right to make alterations (which alterations shall include repairs for the purposes of this Article 13), modifications or improvements in or to the Leased Premises (such alterations, modifications or improvements being hereinafter in this Article 13 referred to as the “Work”), throughout the Term, at its sole cost and expense, provided the same are carried out in compliance with the requirements of all applicable statutes, laws, ordinances, regulations and orders and provided such Work shall not be commenced except with the prior written consent of the Landlord, not to be unreasonably withheld or delayed, and provided further such Work is made in compliance with the following terms and conditions:

13.1.1	the Tenant shall, at its cost, prepare and furnish to the Landlord a complete set of technical drawings and plans and specifications with respect to the Work (including, without limitation, architectural, mechanical and engineering (including sprinkler plans) showing in reasonably complete detail the Work proposed to be carried out, the quality and appearance of materials to be used and the estimated cost thereof. The Landlord shall approve or reject such plans and specifications within thirty (30) Business Days after receipt of the same. If such plans and specifications are approved, all Work shall be carried out in compliance with the same. If the Tenant requires changes to such plans after they have been approved by the Landlord, any such changes must be submitted to the Landlord and approved by it in writing. The Landlord shall have the right to recover its costs (including, without limitation, professional costs) in reviewing the Tenant’s proposal for alterations, including all plans and specifications submitted in respect thereof, as well as a fifteen percent (15%) administration fee of such costs and the Tenant hereby agrees to pay such costs and fees within thirty (30) days of submission of invoices therefor;

13.1.2	the value of the Leased Premises shall not, as a result of any Work proposed to be carried out by the Tenant, be less than the value of the Leased Premises before the commencement of such Work;

13.1.3	all Work shall be carried out with reasonable dispatch and in a good and workmanlike manner and in compliance with all applicable permits, authorizations, building and zoning by-laws and all regulations and requirements of all competent authorities having jurisdiction over the Leased Premises;

13.1.4	the Landlord shall have the right, in conjunction with others, to tender a bid to carry out the Work if tenders are being asked for by the Tenant;

13.1.5	the Landlord shall have the right to supervise such Work and shall be reimbursed for all costs and expenses incurred with respect to the supervision of such Work, including professional fees and costs plus an administration fee equal to fifteen percent (15%) of such costs. The Landlord shall also have the right to be reimbursed for all other costs and expenses incurred with respect to the Work, including without limitation, the costs to update any plans relating to the Leased Premises, plus an administration fee equal to fifteen percent (15%) of such costs. The Tenant agrees to pay all such costs, fees and expenses within thirty (30) days of submission of invoices therefor;

13.1.6	when Work is executed other than by the Landlord, the Tenant shall, or shall cause its general contractor to maintain workmen’s compensation insurance covering all persons employed in connection with the Work and shall produce evidence to the Landlord of such insurance, and shall also maintain adequate property damage and public liability insurance for the protection of the Landlord and the Tenant, as the Landlord may reasonably require;

13.1.7	the Tenant shall promptly pay all its contractors, professionals, suppliers and workmen and shall require that, prior to entering the Leased Premises or performing work therein, the Tenant’s contractors, subcontractors and professionals place in the hands of the Landlord, in a form satisfactory to the Landlord, a renunciation or, at the Landlord’s option, cession of priority with respect to any legal hypothec that may then or thereafter exist for work or labour performed or materials furnished. If the Tenant is unable to obtain such renunciation or cession of priority, as the case may be, after having used reasonable efforts to do so, it shall place with the Landlord security in an amount considered sufficient and satisfactory to the Landlord in order to guarantee completion of the Work and payment of the cost thereof; and

13.1.8	all Work shall be at the sole cost and expense of the Tenant and when Work is executed other than by the Landlord, the Landlord may require the Tenant to furnish security reasonably satisfactory to it guaranteeing the completion of the Work and the payment of the entire cost thereof.

13.2	Restrictions on Alterations, Modifications or Improvements by Tenant - Notwithstanding the provisions of Section 13.1 hereof, in no event shall the Tenant be allowed without the prior written approval of the Landlord (which approval may be withheld) to make alterations, modifications or improvements to the Leased Premises or to install any equipment which: (i) involve new or additional structures to the Building; (ii) could affect or alter in any manner the exterior appearance of the Building; (iii) could affect the mechanical, electrical, HVAC, sprinkler, plumbing systems or any other structural systems of the Leased Premises or the Building or could affect the status of any warranties on such systems or improvements; (iv) could in any manner be considered structural in nature or otherwise affect the structure of the Building or any part of the Property; (v) could affect the roof of the Building; (vi) are installed outside of the Leased Premises; or (vii) are not in conformity and harmony with the master plan of the City of Saint-Laurent for the Technoparc Saint-Laurent, and the design criteria established for the Technoparc Saint-Laurent, the whole as determined by the Landlord and its professionals, acting reasonably. In the event any alterations, modifications or improvements to be made by the Tenant would affect any of the foregoing and the prior written approval of the Landlord is given thereto, the Tenant shall be obliged to use the Landlord’s designated contractors, subcontractors and engineers to carry out the same and the Landlord shall endeavor to obtain quotes for such work prior to designating said contractors, subcontractors or engineers.

13.3	Relationship between Tenant and Landlord - Notwithstanding any provisions of this Lease including, without limitation, the provisions of this Article 13, nothing in this Lease shall be construed as constituting the Tenant, the mandatary or the contractor of the Landlord in respect of the carrying out of alterations, modifications, installations, additions or improvements to the Leased Premises or as creating the relationship of principal and agent or of partnership or as creating any other relationship between the Landlord and the Tenant other than that of landlord and tenant.

14.	DESTRUCTION OF THE LEASED PREMISES

14.1	Damage or Destruction of the Leased Premises - If the Building or a portion of the Building shall be destroyed or damaged by fire or other casualty insured against by the Landlord, then in every such event the following provisions shall apply:

14.1.1	if the damage or destruction is such that the Leased Premises are rendered wholly or partially unfit for occupancy or if it is impossible or unsafe to use and occupy them and if, in either event, the damage, in the opinion of the Landlord, written notice of which is to be given to the Tenant within thirty (30) Business Days of the happening of such damage or destruction, cannot be repaired with reasonable speed and diligence within three hundred and sixty-five (365) days from the happening of such damage or destruction, then either the Landlord or, subject to the provisions of Section 14.4 hereof, the Tenant may, within five (5) Business Days next succeeding the giving of notice of the Landlord’s opinion as aforesaid, terminate this Lease by giving to the other notice in writing of such termination in which event this Lease and the Term hereby granted shall cease and be at an end as of the first day following the date of such destruction or damage and the Rent and all other payments for which the Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the first day following the date of such damage or destruction or the Landlord may exercise its option as provided in Section 14.4 hereof to relocate the Tenant subject to the terms set out in Section 14.4; in the event that neither the Landlord or the Tenant so terminates this Lease or the Landlord does not exercise its option as provided in Section 14.4 hereof, then after having received the proceeds of the applicable insurance policies affecting the damaged or destroyed property, the Landlord shall repair the Leased Premises (excluding the Tenant’s Leasehold Improvements) with reasonable speed and diligence and subject to Section 14.3 hereof, the Rent hereby reserved shall abate from the happening of the damage or destruction until the damage or destruction to the Leased Premises shall be made good to the extent of enabling the Tenant to use and occupy the Leased Premises;

14.1.2

if the damage or destruction is such that the Leased Premises are rendered wholly unfit for occupancy or if it is impossible or unsafe to use and occupy them and if, in either event, the damage, in the opinion of the Landlord, written notice of which is to be given to the Tenant within thirty (30) Business Days of the happening of such damage or destruction, can be repaired with reasonable speed and diligence within three hundred and sixty-five (365) days of the happening of such damage or destruction, then after having received the proceeds of the applicable insurance policies affecting the damaged or destroyed property, the Landlord shall repair the Leased Premises (excluding the Tenant’s Leasehold Improvements) with reasonable speed and diligence. Notwithstanding the foregoing, there shall be no obligation on the part of the Landlord to repair if there is less than two (2) years remaining in the Term at the time of such damage or destruction, to such event, the Landlord shall be entitled to, at its option, terminate this Lease, exercise its option as provided in Section 14.4 hereof or repair the damage and destruction in the manner as provided in this Subsection 14.1.2. In the event that the Landlord decides to terminate this Lease or exercise its option as provided in Section 14.4 hereof, it shall give written notice to the Tenant within five (5) Business Days next succeeding the giving of notice of the Landlord’s opinion as aforesaid. If the Landlord decides to terminate this Lease, then this Lease and the Term hereby granted shall cease and be at an end as of the first day following the date of such destruction or damage and the Rent and all other payments for which the Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the first day following the date of such damage or destruction. In the event that the Landlord does not so terminate this Lease or exercise its option as provided in Section 14.4 hereof, then subject to Section 14.3 hereof, the Rent hereby reserved shall abate from the happening of the damage or destruction until the damage or destruction to the Leased Premises shall be made good to the extent of enabling the Tenant to use and occupy the Leased Premises;

14.1.3	if, in the opinion of the Landlord, the damage or destruction can be made good as aforesaid within three hundred and sixty-five (365) days of the happening of such damage or destruction and the damage is such that the Leased Premises are capable of being partially used for the purposes for which they are leased, then after having received the proceeds of the applicable insurance policies affecting the damaged or destroyed property, the Landlord shall repair such damage or destruction to the balance of the Leased Premises (excluding the Tenant’s Leasehold Improvements) with reasonable speed and diligence and, subject to Section 14.3 hereof, the Rent hereby reserved shall abate in the proportion that the part of the Leased Premises which is rendered unfit for use or occupancy bears to the whole of the Leased Premises until the damage or destruction to the Leased Premises shall be made good to the extent of enabling the Tenant to use and occupy the Leased Premises;

14.1.4	in the event the Building is destroyed or damaged so as to affect fifty percent (50%) or more of the Rentable Area of the Building or, in the opinion of the Landlord, the Building is rendered unsafe or unfit for occupancy as a result of such damage or destruction, whether or not the Leased Premises are affected, and, in the opinion of the Landlord (which shall be given by written notice to Tenant within thirty (30) Business Days of the happening of such damage or destruction), such damage or destruction can or cannot be repaired with reasonable speed and diligence within three hundred sixty-five (365) days of the happening of such destruction or damage, the Landlord may, within five (5) Business Days next succeeding the giving of notice of the Landlord’s opinion as aforesaid, either terminate this Lease or exercise its option as provided in Section 14.4 hereof. If the Landlord terminates this Lease then this Lease and the Term hereby granted shall cease and be at an end as of the first day following the date of such destruction or damage and the Rent and all other payments for which the Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the first day following the date of such destruction or damage.

14.2

Limitation of Landlord’s Obligations - Notwithstanding the provisions of Section 14.1 hereof and the obligations of the Landlord to repair as provided for therein, should any Hypothecary Creditor, which may have an interest in any insurance proceeds payable as a result of any damage or destruction to the Building or the Leased Premises, refuse to permit the use of such proceeds for the repair, replacement, rebuilding or restoration as hereinabove provided for or for the payment of the amounts expended for any such purposes, or should the damage or destruction be caused by a peril for which the Landlord is not insured, and provided that written notice of any such refusal or lack of insurance be given by the Landlord to the Tenant within thirty (30) Business Days of the happening of any such damage or destruction, then the obligations of the Landlord to repair or to rebuild as provided for hereinabove shall cease and be of no further force and effect and this Lease shall be terminated with effect as of the first day following the date of the damage or destruction, unless the Landlord, at the Landlord’s sole option, concurrently with the giving of such notice of the Hypothecary Creditor’s decision or of such lack of insurance, advises the Tenant that, notwithstanding the Hypothecary Creditor’s decision or Landlord’s lack of insurance, it chooses to repair and rebuild, in which event the provisions of Section 14.1 shall apply, mutatis mutandis, or unless the Landlord advises the Tenant within the same time period that it is exercising its option as provided in Section 14.4 hereof. In the event of any termination of this Lease as aforesaid, the Rent and all other payments for which the Tenant is liable hereunder shall be apportioned and paid in full to the date of such destruction or damage.

14.3	Repair of Tenant’s Leasehold Improvements and Property - Nothing contained herein shall oblige the Landlord to repair, replace or reconstruct any alterations, additions, installations, modifications, the Tenant’s Leasehold Improvements, or any other improvements (except for Landlord’s Work and then only in the circumstances described in Sections 14.1 or 14.2 hereof) or any property of the Tenant. In the event the Landlord is obliged to repair the Leased Premises as provided herein and so repairs the same, the Tenant shall be obliged to repair, replace or reconstruct, in an expeditious and diligent manner, its alterations, additions, installations and improvements, the Tenant’s Leasehold Improvements and property which were located in the Leased Premises prior to such damage and destruction so as to enable the Tenant to use and occupy the Leased Premises and in any event, shall complete the same within thirty (30) days from the date that the Landlord has completed the Landlord’s Work and the Tenant’s Fit-Up in the Leased Premises. Notwithstanding the provisions of this Article 14, if the Tenant has not completed its repairs, replacements or reconstruction within the aforesaid thirty (30) days, full Rent shall be payable and there will be no further abatement or apportionment of the same regardless of the ability of the Tenant to use or occupy the Leased Premises.

14.4	Replacement Premises - In the event that the Landlord has given notice as contemplated in any of Subsections 14.1.1, 14.1.2, 14.1.4 or Section 14.2 that it is exercising its option to relocate the Tenant as provided in this Section 14.4, then the Landlord shall relocate the Tenant, within ninety (90) days of the giving of such notice that it is so exercising this option, to replacement premises in any building owned by the Landlord and situated in the Technoparc Saint-Laurent (the “Replacement Premises”) provided that such relocation shall be subject to and upon the following terms and conditions:

14.4.1	the Replacement Premises shall contain approximately the same area as the Leased Premises;

14.4.2	the Landlord shall provide, at its expense, leasehold improvements in the Replacement Premises substantially equal and of the same quality to the standards of the Landlord’s Work and the Tenant’s Fit-Up in the Leased Premises and other work built by the Tenant and approved by the Landlord in accordance with Section 13 hereof immediately prior to such damage or destruction;

14.4.3	the Landlord shall pay for the moving costs of the Tenant’s trade fixtures, equipment and furnishings from the Leased Premises to the Replacement Premises;

14.4.4	Basic Minimum Rent and Tenant’s Proportionate Share of Operating Costs for the Replacement Premises shall be no greater than the Basic Minimum Rent and Tenant’s Proportionate Share of Operating Costs for the Leased Premises and payments in respect thereof shall commence upon the date the Landlord gives possession of the Replacement Premises to the Tenant; and

14.4.5	all the terms and conditions of this Lease, with appropriate amendments to reflect the nature of the building in which the Replacement Premises are located and except as are inconsistent with the terms and conditions of this Section 14.4, shall apply to the Replacement Premises.

15.	SUBLET AND ASSIGNMENT

15.1	Tenant’s Right to Sublet and Assign - Subject to the provisions hereinafter contained in this Article 15 and notwithstanding any law or statutory provision to the contrary, the Tenant shall have no right to assign its rights hereunder, in whole or in part, or to sublease the whole or any part of the Leased Premises, unless the Tenant shall have obtained the prior written consent of the Landlord to such assignment or sublease, which consent shall not be unreasonably or arbitrarily withheld or delayed. Without limiting or restricting in any manner whatsoever the Landlord’s right to refuse its consent on other reasonable grounds, including without limitation, where such assignee or sublessee does not agree to such reasonable conditions as may be imposed by the Landlord, it is expressly understood and agreed that refusal by the Landlord to grant its consent shall be deemed reasonable:

15.1.1	where the occupant, transferee, assignee or sublessee proposed by the Tenant is then a tenant of premises in the Building or in another building owned by the Landlord and the Landlord has or will have during the next ensuing twelve (12) months suitable space for rent in the Building or in a comparable building owned by the Landlord;

15.1.2	where the occupant, transferee, assignee or sublessee is not satisfactory to the Landlord in regard to financial standing, reputation, business experience or type and quality of business to be carried on;

15.1.3	where the nature of the business to be conducted by the assignee or sub-tenant is not a permitted use under the provisions of Section 6.1 hereof or does not comply with the master plan of the City of Saint-Laurent for the Technoparc Saint-Laurent;

15.1.4	where the proposed assignee or sub-tenant does not intend to, bona fide, physically occupy and carry on business from the Leased Premises;

15.1.5	where the proposed subletting or assignment relates to a part of the Leased Premises only and in the Landlord’s sole judgment is not a proper or rational division of the Leased Premises:

15.1.6	where the period of time for which the Leased Premises or part thereof is to be sublet or assigned is less than the remainder of the Term and in the Landlord’s sole judgment is not satisfactory;

15.1.7	where the Rent payable under the sublease or the assignment is at a lower rate than the Rent payable hereunder;

15.1.8

where the proposed assignment or sublease (a copy of which must be provided to the Landlord in accordance with Section 15.5) does not contain such provisions as the Landlord may reasonably require and is not satisfactory, in form and content to the Landlord and its legal counsel.

Notwithstanding any provision herein to the contrary, the Tenant acknowledges and agrees that it shall not be entitled to assign this Lease or sublet the whole or any part of the Leased Premises prior to occupancy thereof.

15.2	Assignment to a Creditor of Tenant - In the case of any assignment (which term, for greater certainty, shall include any hypothec, encumbrance or charge) of the Tenant’s right, title or interest hereunder or in and to the Leased Premises or any part thereof to a creditor of the Tenant, the Landlord may refuse its consent, without in any manner whatsoever restricting the Landlord’s right to refuse its consent on other reasonable grounds, where such assignee/creditor of the Tenant does not agree to the following conditions and such other reasonable conditions as may be imposed by the Landlord and the Tenant does not agree to pay all legal expenses incurred by the Landlord in connection with the approval of such assignment:

15.2.1	that such assignee/creditor shall not be entitled to further assign or sublet the Tenant’s interest without complying with the provisions of this Article 15;

15.2.2	that such assignee/creditor shall observe all the provisions of this Lease as if it was the Tenant including, without limitation, the payment of Rent and the restrictions on use of the Leased Premises;

15.2.3	that such assignee/creditor shall not be entitled to enforce its security without giving the Landlord at least ten (10) days prior written notice;

15.2.4	that in the event that such assignee/creditor enforces its security, it shall be responsible to pay all arrears of Rent, if any, owing at the time by the Tenant; and

15.2.5	that such assignment contain such other provisions as the Landlord may reasonably require and its form and content be approved by the Landlord and its legal counsel.

15.3	Non-Waiver - The consent of the Landlord to any assignment or sublet, shall not constitute a waiver of this Article 15 and shall not be deemed to permit any further assignment or sublet by another.

15.4	Solidarily Liability - In the event that consent to any sublet or assignment is solicited by the Tenant and granted by the Landlord and the Tenant assigns all or part of its rights hereunder, or sublets all or part of the Leased Premises, the Tenant shall, notwithstanding such assignment or sublet, remain solidarily liable with the assignee or sublessee for the full performance of all of the obligations, terms and conditions of this Lease on the part of the Tenant to be performed in the same manner and to the same extent as if the said assignment had not been made or the said sublet not granted, the Tenant hereby waiving the benefits of division and discussion. The Tenant shall not be released in any manner whatsoever from performing any of the obligations, terms or conditions of this Lease.

15.5

Request for Landlord’s Consent - If the Tenant requests the Landlord’s consent to any assignment or subletting of the whole or any part of the Leased Premises, such request shall be in writing and shall set forth all the terms and conditions of the proposed assignment or sublet (a copy of the proposed assignment or sublease to be provided to the Landlord) and shall be accompanied by the name and address of the proposed assignee or sub-tenant (and his/her birth date if an individual) together with such information as to the nature of the business and financial responsibility and standing of such proposed assignee or subtenant as the Landlord may reasonably require in order to make a reasonable determination. The Tenant’s request for consent shall also be accompanied by: (i) an unconditional and irrevocable written undertaking from the Tenant to the effect that the Tenant will reimburse the Landlord upon demand for all reasonable costs and expenses incurred by the Landlord to study the Tenant’s request, said costs and expenses to be payable as Additional Rent, whether the Landlord’s consent is granted or not; (ii) the waiver by the proposed subtenant of its rights under Article 1876 of the Civil Code of Quebec; and (iii) the consent of the proposed sublessee or assignee permitting the Landlord to collect, obtain and exchange personal and financial information in respect of the proposed sublessee or assignee. The Landlord shall within thirty (30) days from the receipt of the foregoing information and documents (and any and all other information and documentation which the Landlord may reasonably require in order to make its determination), notify the Tenant in writing either that (a) it consents or does not consent in accordance with the provisions and qualifications of this Article 15, to the proposed sublet or assignment and if it consents, the conditions on which its consent is given, or (b) it elects to terminate this Lease for that portion of the Leased Premises thus offered for sublet or assignment or for the whole of the Leased Premises if the proposed sublet or assignment is in respect of the whole thereof by giving to the Tenant a notice of its intention to so terminate and fixing a date of termination (such termination date to be not sooner than sixty (60) days nor more than ninety (90) days following such election and communication to the Tenant). If the Landlord elects to terminate this Lease as aforesaid, the Tenant shall deliver vacant possession of the Leased Premises or such portion thereof offered for sublet or assignment to the Landlord on the date indicated as the date of termination in such election, and this Lease, with respect to the whole of the Leased Premises or for that portion of the Leased Premises thus offered for sublet or assignment (as the case may be), shall thereupon terminate on such date. Should the Landlord not exercise its right to terminate this Lease as aforesaid, the Landlord shall not thereby be precluded from withholding its consent to the assignment or sublet provided such consent is not unreasonably withheld. No assignment or sublease shall take place nor be deemed to be consented to by reason of the failure of the Landlord to give notice to the Tenant within the aforesaid thirty (30) day period and the Tenant specifically waives the provisions of Article 1871 of the Civil Code of Quebec. Should the Landlord consent and should the Tenant’s proposed assignment or subletting not materialize during the delay stipulated in the Landlord’s consent, then the Landlord’s consent shall be deemed to have lapsed upon the expiry of such stipulated delay and the Tenant shall be required to begin again the process prescribed in this Article 15. Furthermore, the consent by the Landlord to any assignment or sublet shall not constitute a waiver of this Article 15 and shall not be deemed to permit any further assignment or sublet.

15.6	Deemed Assignment or Sublet Without limitation, the Tenant shall, for the purposes of this Article 15, be considered to assign or sublet in any case where:

15.6.1	the Leased Premises or any portion thereof or any business carried on therein are occupied or used or carried on by persons other than the Tenant, its employees and others engaged by the Tenant in carrying on the business of the Tenant, whether pursuant to an assignment, sublease, license, franchise or other right or whether any of the foregoing occurs by operation of law or otherwise;

15.6.2	there is a parting with or sharing of the possession of all or any part of the Leased Premises whether by operation of law or otherwise;

15.6.3	any change in the control (voting or otherwise) of the Tenant is acquired or exercised by any person not having effective control of the Tenant at the date of execution of this Lease, save if the Tenant becomes a publicly listed corporation. The Tenant represents that as of the date of execution of this Lease by the Tenant, the shares of the Tenant are held as follows:

Major Shareholders	2002%	2003%
Canadian Medical Discoveries Funds Inc.	21.3	15.0
Fonds de Solidarité des Travailleurs du Québec (FTQ)	19.0	18.9
GeneChem Technologies Venture Fund LP	15.8	10.6
Sofinov	15.5	22.0
Sea Flower	15.5	22.0
T2C2	4.6	6.6
Employees	8.3	4.9

Any “change in control” of the shareholders or in the share holdings of the Tenant from the above, shall be considered to be an assignment of this Lease and shall require the prior written approval of the Landlord, such consent not be unreasonably withheld.

For the purposes hereof, “change of control” shall mean that any person (including any of the abovementioned shareholders) acquires or holds securities of the Tenant to which there is attached more than fifty percent (50%) of the votes that may be cast to elect directors of the Tenant. Provided that any change in control of the shareholdings of the Tenant if the Tenant is a publicly listed company whose shares are traded publicly on a recognized stock exchange shall not be considered an assignment of the Lease.

15.6.4	the Tenant hypothecates, encumbers or charges the whole of or any of its right, title or interest under this Lease or in and to the Leased Premises or any part thereof; or

15.6.5	there is a corporate reorganization of the Tenant or where the corporate reorganization of the Tenant involves the assignment or transfer of all or substantially all of the Tenant’s assets to another corporation or the merger or amalgamation of the Tenant with another corporation. The Tenant shall, in the event of such assignment or transfer of all or substantially all of its assets or its merger or amalgamation with another corporation, deliver to the Landlord, in addition to the information required to be delivered to the Landlord pursuant to Section 15.5 hereof, copies of the most recent financial statements or opening financial statements of the proposed assignee or successor corporation and such further and other information in respect of the proposed assignee or successor corporation as may be requested by the Landlord.

15.6A	Exceptions Personal to Phagetech Inc. - Notwithstanding the foregoing provisions of Section 15.6.3, the following events shall not be deemed to be an assignment of the Lease or a sublease of the Leased Premises and consequently the Landlord’s consent shall not be required and the Landlord shall not have the right to cancel the Lease in lieu of giving its approval to the sublease or assignment, if and only if the following conditions are met:

15.6A.1	In the case of a merger, acquisition or other form of corporate reorganization of the Tenant in the context of a bona fide fiscal plan or corporate reorganization (and for greater certainty, not in the case of a reorganization in an insolvency or a bankruptcy situation) or in the case of the sale of the Tenant’s business, provided that the entity that will result from such merger, acquisition or other form of corporate reorganization or provided that the entity that will buy the Tenant has a financial standing in the Landlord’s opinion and that of its auditors, acting reasonably, equal to or better than that of the Tenant as at the date of entering into this Lease. In that respect, the Tenant shall provide concurrently to the Landlord, at the time of giving prior written notice of such proposed merger, acquisition, corporate reorganization or sale (which prior notice must be given at least thirty (30) Business Days prior to the same) a copy of the Tenant’s most recent financial statements with a copy of the opening financial statements of the entity that will result from the merger, acquisition or proposed corporate reorganization or a copy of the buyer’s financial statements, as the case may be, in each case, prepared by a recognized firm of accountants or auditors. Moreover, in each of the above cases (provided the Tenant continues to exist as a distinct entity following the proposed transaction) the Tenant shall remain solidarily responsible for all its obligations pursuant to the Lease. If in the Landlord’s opinion and that of its auditors, the financial standing of the said entity is not equal to or better than that of the Tenant as aforesaid, then the Landlord’s consent shall be required and the Landlord shall inter alia have the right to cancel the Lease in lieu of giving its approval.

In the context of the exception described above, it is agreed that the deposit (set forth in Section 30 hereof) and the Letter of Credit (set forth in Section 33.1 hereof) may be replaced by an equivalent deposit and an equivalent Letter of Credit by the new entity that will become the Tenant.

15.6A.2	In the case of emission, sale or other disposition of the Tenant’s shares between the current shareholders or to an entity which is affiliated with the Tenant (in accordance with the provisions of the Canadian Business Act) as part of a bona fide fiscal plan or corporate reorganization provided that any such emission, sale or other disposition does not result in a change of control of the Tenant.

The Tenant acknowledges that the above exceptions set out in this Section 15.6A are personal to Phagetech Inc. and to any company that shall succeed to the Tenant or to any entity that may result from the events described in the exceptions above and that said exceptions may not be transferred nor exercised by any assignors of the Lease or sublessees of the whole or part of the Leased Premises.

15.7	Limitation on Rights Transferred or Assigned - The Tenant acknowledges that the rights and options provided in Schedule “E” annexed hereto are personal to Phagetech Inc. and any entity permitted by Section 15.6A.1 and may not be transferred to nor exercised by any assignee of the Lease nor to any subtenant of the Leased Premises or any part thereof.

15.8	Transfer of the Property by Landlord - In the event of the sale, lease or other transfer or disposition by the Landlord of the Building, the Property, the Lands or any part thereof or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, and to the extent that the purchaser, lessee or assignee assumes the obligations of the Landlord hereunder, the Landlord shall, thereupon ipso facto and without further agreement, be freed and relieved of all liability with respect to such obligations. In the event of any sale, lease, transfer, disposition or assignment by the Landlord, the Tenant agrees, if requested by the Landlord, to provide replacement letters of credit in the name of the purchaser, lessee, transferee or assignee, for any letters of credit then held in the name of the Landlord.

16.	DEFAULT OF TENANT

16.1	Event of Default - Each of the following events (hereinafter called an “Event of Default”) shall be a default hereunder by the Tenant and a breach of this Lease:

16.1.1	if the Tenant shall be in default under any provision of this Lease providing for the payment of Rent (whether Basic Minimum Rent or Additional Rent) hereunder when due and such default shall continue for five (5) days or longer;

16.1.2	if the Tenant (i) files any proposal; or (ii) makes or attempts to make any assignment for the benefit of creditors; or (iii) takes or makes or attempts to take or make any arrangement or compromise with its creditors; or (iv) becomes bankrupt; or (v) takes or attempts to take the benefit of or becomes or attempts to become subject to any legislation that may be in force relating to bankrupt or insolvent debtors; or (vi) if a petition in bankruptcy is granted against the Tenant; or (vii) if any application, petition, certificate or order is granted for the winding-up or dissolution or liquidation, voluntary or otherwise, of the Tenant or of its assets or (viii) if a receiver or receiver-manager or trustee or sequestrator is appointed for its property, or any part thereof; or (ix) if the Tenant takes any steps or suffers any order to be made for its winding-up or other termination of its corporate existence;

16.1.3	if any insurance policy upon the Property, the Building, the Lands or any part thereof from time to time effected by the Landlord or the Tenant shall be cancelled or about to be cancelled by Landlord or Tenant’s insurer by reason of the use or occupation of the Leased Premises by the Tenant or any assignee, sub-tenant or licensee of the Tenant or anyone permitted by the Tenant to be upon the Leased Premises or if the Tenant fails to effect insurance required to be maintained by it hereunder and if the Tenant further fails within forty-eight (48) hours after receipt of notice in writing from the Landlord to effect such insurance or to take such immediate steps in respect of such use or occupation as shall enable the Landlord or Tenant to reinstate or avoid cancellation (as the case may be) of such insurance policy,

16.1.4	if the Leased Premises shall, without the prior written consent of the Landlord, be used by any persons other than the Tenant or its permitted assignees or permitted subtenants or for any purpose other than that for which they were leased or occupied or by any persons whose occupancy is prohibited by this Lease;

16.1.5	if the Leased Premises shall be vacated, abandoned or remain unoccupied (save as permitted by Section 5 of Schedule “E” annexed hereto in the case of where the Tenant is Phagetech Inc.,) without the prior written consent of the Landlord for five (5) consecutive days or more while capable of being occupied;

16.1.6	if a writ of execution is issued against the goods or property of the Tenant or this Lease or if any of the goods or movable property on the Leased Premises are the subject of a notice of crystallization, an advance registration, a prior notice of hypothecary right or are seized in execution, before or after judgment or otherwise, by any creditor of the Tenant unless, in the case of seizure before judgment, the Tenant diligently contests such seizure and deposits with the Landlord such security as requested by the Landlord in respect of such seizure;

16.1.7	if any legal hypothec or prior claim is registered against the Leased Premises or any part thereof or the property located therein by reason of any act or omission of the Tenant;

16.1.8	in the event that the Tenant shall be in default in observing any other covenant herein contained (other than as provided in any of Subsections 16.1.1 to 16.1.7, inclusive) or in performing any of its other obligations contained in this Lease and such default shall not be cured within ten (10) days after written notice specifying such default is given to the Tenant by the Landlord, unless such default is incapable of being remedied with due diligence within such period of ten (10) days, in which case, if the Tenant has failed to commence to remedy such default within such ten (10) day period and thereafter to prosecute with due diligence the curing of such default until it is remedied.

16.2	Landlord’s Recourses - In the event of an occurrence of an Event of Default, the Landlord may recover from the Tenant, without prejudice to the Landlord’s other rights and recourses, all arrears and amounts due hereunder, and moreover the current month’s Basic Minimum Rent plus Additional Rent plus the next ensuing six (6) month’s Basic Minimum Rent and Additional Rent shall immediately become due and payable. Furthermore, the Landlord may, without prejudice to any other rights or recourses it may have, terminate ipso facto this Lease without any formalities, notice or judicial proceedings and take immediate possession of the Leased Premises, in which case the Term of this Lease will, without prejudice to the Landlord’s other rights hereunder or by law, forthwith become forfeited and terminated and no payment or acceptance of rental subsequent to such termination will give the Tenant the right to continue occupancy of the Leased Premises or in any way affect the rights of the Landlord hereunder and the Tenant, upon said termination, shall thereupon peaceably surrender the Leased Premises to the Landlord. If the Landlord at any time terminates this Lease for any breach or by reason of the occurrence of an Event of Default or if any legal action is taken for the recovery of possession of the Leased Premises or for the recovery of any amount due under this Lease, the Landlord, in addition to any other remedies it may have hereunder or by law, may recover from the Tenant all damages and all expenses it may incur or suffer by reason thereof including, without limitation, attorney’s fees and legal costs and the cost of repossessing and reletting the Leased Premises.

16.3	Landlord’s Right to Repossess the Leased Premises - Upon the occurrence of an Event of Default, the Landlord may, without notice to the Tenant and without prejudice to any other right of the Landlord hereunder or by law, enter and repossess the Leased Premises and it may use such force as it may deem necessary for that purpose and for gaining admittance to the Leased Premises and it may expel all persons and remove all property from the Leased Premises and such property may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, the whole without the Landlord being considered guilty of trespassing or becoming subject to any prosecution or becoming liable for any loss or damage which may be occasioned thereby, any statute or law to the contrary notwithstanding.

16.4	Landlord’s Right to Relet the Leased Premises - If the Landlord elects to repossess the Leased Premises as herein provided or if it takes possession thereof pursuant to legal proceedings or pursuant to any notice provided for by law, it may from time to time, either with or without termination of this Lease, make such alterations and repairs as may be necessary to order to relet the Leased Premises and relet the Leased Premises or any part thereof, either in the name of the Landlord or otherwise for a term or terms which may, if the Landlord chooses, be less or greater than the balance of the Term and at such Rent and upon such other terms and conditions as the Landlord, in its sole discretion, deems advisable, and the Landlord may grant reasonable concessions in connection therewith. Upon each such reletting all Rent received by the Landlord from such reletting shall be applied firstly to the payment of any indebtedness other than Rent due hereunder from the Tenant to the Landlord, secondly to the payment of any costs and expenses of such resetting, including legal costs, solicitors’ fees and brokerage fees and the expenses of keeping the Leased Premises in good order and of preparing the Leased Premises for reletting, thirdly to the payment of Rent due and unpaid hereunder, and the residue, if any, shall be held by the Landlord and applied in payment of other damages suffered by the Landlord as a result of the Event of Default and, if applicable, termination of this Lease.

16.5	Landlord’s Rights to Cure Defaults - Notwithstanding the provisions of Section 16.1 hereof, if the Tenant shall default in the performance of any of its obligations under this Lease, the Landlord may from time to time, after giving such notice as it considers sufficient (or without notice in the case of an emergency), perform or cause to be performed any of such obligations and for such purposes may do such things as may be required, including, without limitation, entering upon the Leased Premises and doing such things upon or in respect of the Leased Premises or any part thereof as the Landlord reasonably considers necessary to remedy such default. All expenses incurred pursuant to this Section 16.5 shall be paid by the Tenant as Additional Rent forthwith upon demand together with an administration fee of fifteen percent (15%) thereof and shall bear interest at the Stipulated Rate of Interest. The Landlord shall not be liable to the Tenant for any loss or damage resulting from any such action or entry by the Landlord and the same shall not be considered a breach of any obligation for peaceable enjoyment contained in this Lease or implied by law.

16.6	Cumulative Remedies - Mention in this Lease of any particular remedy or remedies of the Landlord in respect of any default by the Tenant shall not preclude the Landlord from any other remedy in respect thereof, whether available in law or to equity or by statute or expressly provided herein. No remedy shall be exclusive or dependent upon any other remedy, but the Landlord may from time to time exercise any one or more of such remedies generally or in combination, such remedies being cumulative and not alternative.

17.	SIGNS, EXHIBIT OF LEASED PREMISES

17.1	For Sale Signs - The Landlord shall have the right, at all times during the Term of this Lease, to place upon the Leased Premises a notice of reasonable dimensions and reasonably placed so as not to interfere with the business of the Tenant, stating that the Building of which the Leased Premises form a part is for sale.

17.2	For Rent Signs - The Landlord shall have the right, at all times during the nine (9) months immediately preceding the expiration of the Term, to place upon the Leased Premises a notice of reasonable dimensions and reasonably placed so as not to interfere with the business of the Tenant, stating that the Leased Premises are for rent.

17.3	Exhibition of Leased Premises - Subject to giving prior notice to the Tenant, the Landlord shall have the right to exhibit the Leased Premises from time to time to any prospective hypothecary creditor or purchaser during reasonable business hours and, during the nine (9) months immediately preceding the expiration of the Term, to exhibit the Leased Premises to any prospective tenant.

17.4	Exterior Identification - The Tenant may, at Tenant’s expense, erect one sign to identify its firm name outside the Building. The Landlord shall collaborate, at the Tenant’s costs, with the Tenant to obtain the required permit from the municipality. The design and location of such identification are subject to the master plan of the City of Saint-Laurent for the Technoparc Saint-Laurent and also the design criteria established for the Technoparc Saint-Laurent and the prior written approval of the Landlord’s Architect which approval will not be refused without reasonable grounds. This identification shall also be in conformity with all other applicable laws and regulations. The Tenant shall bear the cost of the installation, repair, maintenance and removal of any such sign, reasonable wear and tear excluded.

18.	COMPLIANCE WITH LAWS AND REGULATIONS

18.1	Tenant’s Obligation to Comply with Laws and Regulations - The Tenant shall, at its own expense, promptly comply with the requirements of every applicable statute, by-law, law or ordinance and with every applicable regulation or order with respect to the condition, equipment, maintenance, use or occupation of the Leased Premises including, without limitation, the making of any alteration, addition to or removal of any structure upon, connected with or appurtenant to the Leased Premises, whether or not such alterations or improvements be required on account of any particular use to which the Leased Premises, or any part thereof, may be put and whether or not such requirement, regulation, or law or order be of a kind now existing or within the contemplation of the parties hereto. In addition the Tenant shall comply with any applicable regulation, requirement, recommendation or order of the Insurers’ Advisory Organization of Canada, the Canadian Fire Underwriters’ Association or any body having similar functions or of any liability or fire insurance company by which the Landlord or the Tenant may be insured so as to maintain full insurance coverage and shall comply with all police, fire, health, safety and sanitary regulations or laws imposed by any governmental authority. Without limiting the generality of the foregoing, the Tenant agrees that it shall, at its sole cost and expense, promptly observe and comply with all requirements relating to controls imposed by governmental authorities for ambient air and environmental standards and shall observe and comply with all police, fire, health, safety and sanitary regulations or laws imposed by any governmental authority or required by fire insurance underwriters.

The Tenant agrees to obtain all certificates required by any governmental authorities pertaining to the operation of its business in the Leased Premises, including without limitation, the operation of a laboratory and provide promptly to the Landlord copies thereof.

18.2	Environmental Laws - The Tenant hereby warrants and represents that it shall comply at all times with all laws, regulations or notices pertaining to environmental protection and/or control. Without limiting the foregoing and any other provision of the Lease, the Tenant agrees to comply in all respects with all laws, ordinances, rules and regulations relating to the manufacture, storage, transport, use or disposal of contaminants, pollutants, toxic substances and hazardous materials and wastes (hereinafter called “Hazardous Substance”). As part of Tenant’s insurance, the Tenant shall be required to provide insurance coverage with regard to any potential environmental liabilities of the Tenant. The Tenant agrees to indemnify and hold the Landlord harmless from and against any and all claims, losses, costs, damages, liabilities, civil fines and penalties, criminal fines and penalties, expenses (including attorney fees), cleanup costs or other injury resulting from or arising out of the Tenant’s (including Tenant’s employees, contractors and agents) failure to comply with the foregoing obligations. The Tenant agrees to post and keep posted in a prominent location in the working area of the Leased Premises any memorandum or bulletin from the Landlord concerning Hazardous Substances. The foregoing indemnity shall survive the termination of this Lease and subsequent renewals and shall continue until the applicable statute of limitation or prescription runs out.

In addition to the foregoing the Tenant hereby agrees that:

18.2.1	it shall not cause or permit any Hazardous Substance to be brought upon, kept or used in or about the Leased Premises or any part thereof other than which is reasonably necessary for the Tenant’s permitted use of the Leased Premises and that any such Hazardous Substance will be used, kept and stored in areas designated by the Landlord and in any event, shall be used, kept, stored and disposed of in a manner that complies with all environmental laws and regulations regulating the Hazardous Substance;

18.2.2	it shall provide to the Landlord copies of any notices the Tenant receives of violation of or non-conformity with applicable environmental laws and regulations and shall promptly notify the Landlord of any such violation of or non conformity and of any spill or release of Hazardous Substances in or from the Leased Premises or the Property;

18.2.3

the Landlord may, at any time and from time to time, inspect the Leased Premises (and on a prior notice of not less than one (1) Business Day, except in the case of emergency, in which case no notice is required) and the Tenant’s records for the purpose of identifying the existence, nature and extent of any Hazardous Substance on the Leased Premises and the Tenant’s manufacture, use, transport, storage and disposal of any Hazardous Substance, and the Tenant agrees to cooperate with the Landlord in its performance of such inspection. If the Landlord, acting reasonably, determines, following any such inspection, that further testing or investigation is required in order to monitor the Tenant’s compliance with any environmental laws and regulations, the Landlord may, at its option, require the Tenant, at the Tenant’s expense, to arrange for such testing or investigation, or may arrange for such testing or investigation itself, in which case the Landlord’s cost of any such testing or investigation shall be paid by the Tenant to the Landlord as Additional Rent within thirty (30) days of demand therefor, which demand shall include any invoices incurred by the Landlord in respect thereof and a copy of supporting documents;

18.2.4	if any authority having jurisdiction shall require the cleanup of any Hazardous Substances held, released, spilled, abandoned or placed upon the Leased Premises or the Property or released into the environment by the Tenant in the course of the Tenant’s business or as a result of the Tenant’s use or occupancy of the Leased Premises, then the Tenant shall, at its own expense, prepare all necessary studies, plans and proposals and submit the same for approval, provide all bonds and other security required by such authorities having jurisdiction, carry out the work required, provide the Landlord full information with respect to proposed plans and the status from time to time of its cleanup work and comply with the Landlord’s reasonable requirements with respect to such plans;

18.2.5	if the Tenant creates or brings to the Leased Premises any Hazardous Substance or if the conduct of the Tenant’s business shall cause there to be any Hazardous Substance at the Leased Premises then, notwithstanding any provision in the Lease or rule of law to the contrary, such Hazardous Substance shall be and remain the sole and exclusive property of the Tenant or of clients on behalf of whom the Tenant is providing services and shall not become the property of the Landlord notwithstanding the degree of affixation to the Leased Premises of the Hazardous Substance or the goods containing the Hazardous Substance, and notwithstanding the expiry or early termination of the Lease; and

18.2.6	upon the expiration or early termination of the Term or any renewal thereof, the Tenant at its sole expense shall remove and dispose of all Hazardous Substances and all its storage tanks and other containers therefore brought by the Tenant, or otherwise due to or resulting from the use of the Leased Premises by the Tenant, in accordance with all environmental laws and regulations and in addition, to the extent it is required by the Landlord, and to the extent that such removal and disposal involves any excavation work at the Leased Premises, the Building, the Lands or the Property, the Tenant shall restore the Leased Premises, the Building, the Lands or the Property, as the case may be, to the same grade level as immediately prior to excavation, using only clean uncontaminated soil or other material satisfactory to the Landlord (taking into account applicable environmental laws then in force).

The Tenant undertakes has remitted to the Landlord, the environmental questionnaire attached hereto as Schedule “I”, duly completed, prior to occupying the Leased Premises and thereafter and throughout the Term or any renewal thereof, such environmental questionnaire will be updated as may be requested from time to time by the Landlord.

In addition and without prejudice to the Landlord’s other recourses hereunder or by law, in the event that the Leased Premises remain vacant or may only partially be occupied after the termination of this Lease directly or indirectly because of the breach by the Tenant of its obligations under this Section 18.2, then, notwithstanding such termination of the Lease and in addition to any damages which the Landlord may claim from the Tenant, the Tenant shall be deemed to continue to occupy the Leased Premises on a tenancy from month to month and shall continue to pay to the Landlord rent at a monthly rate payable in advance equal to two hundred percent (200%) of the monthly installment of Rent payable for the last month of the Term. Such month to month tenancy shall be deemed to continue until such time as a clean up of the Leased Premises has been completed, all repairs to the Leased Premises have been made, the Leased Premises, the Building, the Lands, the Property or any portion thereof have been restored to their original condition, less ordinary wear and tear, and the Tenant has paid for all damages.

18.3	Landlord’s Representations - The Landlord hereby represents that as of the date of completion of the construction of the Building, the Building including the Lands, will comply with all relevant building and zoning by-laws then in force.

The Landlord shall provide the Tenant with a Phase I Environmental Assessment Report for the Lands. On the Delivery Date, the Landlord shall warrant that the Lands are free from Hazardous Substances (as defined below) to a level equal to the maximum permissible level consistent with land used for commercial or industrial purposes in accordance with environmental laws in effect at the Delivery Date.

The Landlord warrants that the Building will not be constructed with materials containing any contaminant or pollutant in excess of the levels permitted in policies of the Quebec Ministry of the Environment and Wildlife and any other applicable environmental legislation in effect at the date of completion of construction of the Building. This warranty and representation is limited to contaminants or pollutants as said terms are defined under applicable provincial laws, regulations or policies or municipal by-laws, codes or governmental ordinances as of the date of completion of construction of the Building.

To the extent that the Landlord is responsible for the maintenance, repair and replacement of any equipment which form part of the Landlord’s Work (including the HVAC) in accordance with the provisions of this Lease, the Landlord will remain responsible throughout the Term of the Lease for any damage (to the extent such damage is not due to the acts, omissions, fault or negligence of the Tenant) which is caused to the Property if the Landlord does not respect environmental protection laws in respect of such maintenance, repair and replacement.

If due to the failure of the Landlord to so comply with environmental protection law as provided above, the Tenant is not able to operate in the Leased Premises in a secure manner and without danger for the health of its employees in accordance with legislative norms then in effect, the Tenant will have the right, at its option, to require that the situation be corrected within a reasonable delay (taking into account the health risk for the Tenant), the whole at the sole cost of the Landlord, including any penalties, legal fees and clean-up costs. If the Landlord receives any notice of violation of or any non-conformity with any environmental protection laws from a competent public authority having jurisdiction over the Property, and provided that such notice received affects the occupation of the Leased Premises or the health of the occupants of the Leased Premises, then the Landlord agrees to send a copy of such notice forthwith to the Tenant. The Landlord will advise forthwith the Tenant of any spill or release of Hazardous Substances in or from the Property of which it has knowledge.

19.	INDEMNIFICATION

19.1

Limitation of Landlord’s Liability - Except if caused by the negligence of the Landlord, the Landlord shall not be liable or responsible in any way for any injury of any nature whatsoever that may be suffered or sustained by the Tenant or any employee, agent or customer of the Tenant or any other person who may be upon or in the Property, the Building, the Lands or any part thereof or for any loss of or damage to any property belonging to the Tenant or to its employees or to any other person while such property is on the Leased Premises or on the Property, or the Lands, or in the Building or any part thereof and, in particular (but without limiting the generality of the foregoing), the Landlord shall not be liable for any damage or damages of any nature whatsoever to any such property caused by reason of a breakdown or other cause or failure to supply adequate drainage or caused by snow or the removal thereof, or by the interruption of any public utility service or by steam, water, rain or snow which may leak into, issue or flow into or from any part of the Leased Premises or from the water, steam, sprinkler or drainage pipes or plumbing works of the same, or from any other place or quarter or for any damage caused by or attributable to the condition or arrangement of any electrical wiring or other wiring, nor shall the Tenant be entitled to any abatement or reduction of Rent under such circumstances in respect of any such condition or failure. Furthermore, the Landlord shall not be liable for any damage resulting from the disturbance of enjoyment of the Leased Premises by the act of any third person, lessee or any person permitted to be on the Leased Premises, or in the Building, or on the Lands or on the Property nor shall the Tenant be entitled to abatement or reduction of Rent or resiliation of the Lease as a result of such disturbance.

19.2	Landlord’s Indemnity - Notwithstanding any other term, obligation or condition contained in this Lease including, without limitation, the Landlord’s obligation to repair and the Landlord’s obligation to take out insurance and the Tenant’s obligation to pay its share of the costs of insurance, the Tenant shall indemnify and save harmless the Landlord and all its servants, agents, employees, contractors and persons for whom the Landlord is in law responsible from and against any and all losses, claims, actions, damages, liabilities and expenses, including legal fees and disbursements in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising from or out of this Lease (except if the same is caused by the negligence of the Landlord), or any occurrence in, upon or at the Leased Premises, or the occupancy or use by the Tenant of the Leased Premises or the Property or any part thereof, or occasioned wholly or in part by an act or omission of the Tenant or of any of its servants, agents, employees, invitees, licensees, sub-tenants or of persons for whom the Tenant is in law responsible or by any one permitted (by act or omission or otherwise) to be on the Leased Premises, in the Building, on the Lands, or on the Property or any part thereof by the Tenant. If the Landlord, without fault on its part, should be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all costs and expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation. The Tenant shall also pay all costs, expenses and legal fees that may be incurred or paid by the Landlord in enforcing the terms, obligations and conditions of this Lease.

19.3	Landlord’s Servants, etc. - It is agreed that every indemnity, exclusion or release of liability and waiver of subrogation herein contained for the benefit of the Landlord shall extend to and benefit all of the Landlord’s servants, agents, employees and those for whom the Landlord is in law responsible; solely for such purpose, and to the extent that the Landlord expressly chooses to enforce the benefits of Section 19.2 for its servants, agents, employees and those for whom the Landlord is in law responsible, it is agreed that the Landlord is the agent for its servants, agents, employees and those for whom the Landlord is in law responsible.

20.	EXPROPRIATION

20.1	Leased Premises Rendered Unsuitable for Conduct of Business - In the event of the expropriation or other forceable taking or condemnation by any competent authority for any purpose whatsoever of the whole of the Leased Premises or such part thereof which, in the reasonable opinion of the Landlord, will render the remainder unsuitable or insufficient for the economical conduct of the Tenant’s normal business operation, this Lease shall cease and terminate from the date the Tenant is forced to vacate the Leased Premises and all Rent and other payments for which the Tenant is liable hereunder shall be apportioned and paid in full to the date of such termination.

20.2	Leased Premises Not Rendered Unsuitable for Conduct of Business. In the event of any expropriation or forceable taking or condemnation by any competent authority for any purpose whatsoever of a part only of the Leased Premises which does not, in the reasonable opinion of the Landlord after consultation with the Tenant, render the remainder of the Leased Premises unsuitable or insufficient for the economical conduct of the Tenant’s normal business operation, this Lease shall remain in full force and effect with respect to the remainder of the Leased Premises and the Landlord shall restore and repair the portion of the Leased Premises not expropriated to a tenantable condition. The Rent payable by the Tenant hereunder shall be reduced so as to give due allowance for the part expropriated according to the nature and extent of such part. For greater certainty, if such expropriation, forceable taking or condemnation affects the Lands only, there shall be no abatement of Rent.

20.3	No Claim in Damages by Tenant - The Tenant shall have no claim in damages against the Landlord relating to or arising out of the expropriation, forceable taking or condemnation or arising out of the cancellation of this Lease. The Landlord and Tenant shall cooperate, each with the other, in respect of any public taking of the Leased Premises or any part thereof so that, subject to the following rights of the Landlord (which include, without limitation, the right to receive compensation for the Landlord’s Work, the Tenant’s Fit-Up and Tenant’s Leasehold Improvements), the Tenant may receive the maximum award to which it is entitled in law for relocation costs, business interruption and such other costs (including any required higher rent in new premises) that it may be entitled to receive from the expropriating authority and so that the Landlord may receive the maximum award for all other compensation arising from or relating to such public taking (including all compensation for the Tenant’s Leasehold Improvements, the Tenant’s Fit-Up and the Landlord’s Work which are the subject of the public taking) and any right of the Tenant to such compensation is hereby assigned to the Landlord.

21.	PERMITS

21.1	Approvals, Permits and Licences - The Tenant shall obtain and maintain all approvals, permits or licences required for its occupation of the Leased Premises and for the conduct of its business therein, the Landlord making no warranties whatsoever regarding zoning, permits or licences which maybe required by the Tenant. In this regard, the Landlord undertakes, at the cost of the Tenant, to assist the Tenant in obtaining required occupancy permits from the City of Saint-Laurent. Notwithstanding the foregoing, the responsibility to obtain such permits shall remain the sole responsibility of the Tenant.

22.	FORBEARANCE OR INDULGENCE

22.1	Non-Waiver - The failure of the Landlord to insist upon strict performance of any of the agreements, terms, covenants and conditions hereof to be performed by the Tenant shall not be deemed a waiver of any rights or remedies that the Landlord may have and shall not be deemed a waiver of any subsequent breach or default of any such agreements, terms, covenants and conditions.

23.	INTEREST

23.1	Interest - Rent and all other sums payable by the Tenant to the Landlord hereunder shall, if not paid when due, bear interest at the Stipulated Rate of Interest from the date due until payment thereof.

24.	[INTENTIONALLY DELETED]

25.	MOVABLE HYPOTHEC

25.1	Movable Hypothec - As collateral security for the fulfillment of the obligations, terms and conditions of this Lease (but without novation or in any manner, being construed as discharging or satisfying the Tenant’s obligations under this Lease nor of any other security given by the Tenant or others for the performance of the Tenant’s obligations hereunder), the Tenant hereby hypothecates, by way of a fixed movable hypothec, the Landlord hereto present and accepting, with effect as and from the date of this Lease, to the extent of the sum of Two Hundred and Twenty Thousand Dollars ($220,000.00), the universality of all the Movable Property of the Tenant, present or future, corporal or incorporal, situated in, on, about or near the Leased Premises. The Tenant shall furnish and maintain in the Leased Premises, throughout the Term, Moveable Property all free and clear of any hypothecs, conditional sales contracts and other encumbrances whatsoever, which has a value equal to or greater than the aforesaid principal amount of the hypothec plus twenty percent (20%) thereof. The hypothec created in this Lease shall subsist without reduction until complete performance by the Tenant of all its obligations under this Lease and the payment of the rentals and all other sums that may be payable by the Tenant to the Landlord pursuant to this Lease from time to time or pursuant hereto. Such hypothec shall rank ahead of all hypothecs, prior claims or rights of any nature or kind in favour of any and all creditors but after the Tenant’s financial institution in the circumstances as hereinafter provided in the penultimate paragraph of this Section. The costs of publishing this hypothec shall be borne by the Tenant. The Tenant also undertakes to execute such further and other forms and documents that may be necessary in order to give effect to the provisions of this Section 25.1 and the hypothec herein created.

For the purposes hereof, “Movable Property” shall mean all movable property, furniture, stock-in-trade, inventory, trade fixtures and equipment of whatsoever nature or kind, present or future, corporal and incorporal situated in, on, about or near the Leased Premises, including, without limitation, sums of money, shares, bonds, other securities, works of art, books and records and all indemnities payable pursuant to and rights resulting from all contracts of insurance relating to the aforesaid property but excluding any intellectual property rights or copyrights.

Provided the Tenant is not in default, the Landlord agrees that if the Tenant from time to time wishes to obtain financing for its business (with a bona fide arms-length financial institution (including without limitation, a leasing company or manufacturer) and, if such financial institution requires as security for its loan, or other financing, a first-ranking movable hypothec, then the Landlord will postpone its hypothec in favour of such bona fide arms-length financial institution, but to the extent only of the amount of such financing and will execute documentation as reasonably necessary to give effect thereto, the whole at the cost of the Tenant.

If the Tenant shall be in default under the terms of this Lease, the Landlord, in addition to any other available remedy hereunder or at law, may exercise any or all of its hypothecary rights in respect of the Movable Property of the Tenant at any place to which the Tenant or other person may have removed such Movable Property in the same manner as if such Movable Property had remained upon the Leased Premises.

26.	STATUS CERTIFICATES AND SUBORDINATION

26.1	Landlord’s Right to Hypothecate or Assign its Rights - The Landlord declares and the Tenant acknowledges that the Landlord may hypothecate or assign its rights under this Lease to a lending institution or any Hypothecary Creditor or lender as collateral security for any loan and in the event that any such hypothec or assignment is given and executed by the Landlord and notification thereof is given to the Tenant, the Tenant hereby agrees that it will, if and whenever reasonably required to do so by the Landlord, subordinate this Lease to any such mortgage, hypothec or loan arranged by the Landlord on the security of the Leased Premises, provided the lender delivers to the Tenant a non-disturbance agreement in the lender’s form to the effect that, so long as the Lease is in good standing and the Tenant is not in default hereunder, the Tenant may remain in quiet possession of the Leased Premises.

26.2	Tenant’s Obligation to Deliver Statements - The Tenant shall, at any time and from time to time upon not less than five (5) days’ prior notice, execute and deliver to the Landlord, in the Landlord’s form or as the Landlord may direct, a statement in writing certifying that this Lease has been validly executed and delivered by the Tenant pursuant to due corporate action properly taken by it and is unmodified and in full force and effect (or if modified, stating the modification and stating that the same is in full force and effect as modified), the Commencement Date and the termination date, the amount of the Basic Minimum Rent and any other amounts then being paid hereunder, the dates to which, by installment or otherwise, Rent and amounts and other charges payable hereunder have been paid, whether or not there is any existing default on the part of the Landlord of which the Tenant is aware and such other matters as the Landlord or Hypothecary Creditor or any prospective purchaser may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or purchasers or by the Hypothecary Creditor.

27.	LEGAL HYPOTHECS

27.1

Tenant’s Obligation to Ensure that No Legal Hypothecs be Registered - The Tenant shall throughout the Term promptly pay all its contractors, suppliers and workmen for any work or services performed or materials supplied which might give rise to a legal hypothec and shall ensure that no legal hypothec is registered against the Building, the Lands, the Property or any part thereof. Should a legal hypothec be registered against the Building, the Lands, the Property or any part thereof as a result of work or services performed by or on behalf of the Tenant or as the result of materials supplied to the Tenant, the Tenant shall cause the legal hypothec to be discharged forthwith and should the Tenant fail to discharge same promptly, then in such event and in addition to any other right or remedy of the Landlord, the Landlord may, but shall not be obliged to, discharge the same by paying the amount claimed directly to the hypothecary creditor and the amount so paid, together with all costs and expenses including attorney’s fees incurred for the discharge of the legal hypothec together with an administration fee of fifteen percent (15%), shall be immediately due and payable by the Tenant to the Landlord as Additional Rent upon demand. Notwithstanding the foregoing, the Tenant may contest the validity or the amount of any such legal hypothec, provided such contestation is effected in good faith and with due diligence and provided further that the Tenant lodges with the Landlord security in the amount and of the nature determined by the Landlord, the whole subject to any and all requirements of the Hypothecary Creditor.

27.2	Tenant’s Obligation to Obtain Renunciations or Cessions of Priority - The Tenant hereby agrees to obtain from all its architects, engineers, contractors, subcontractors, suppliers and workmen and from any other person which may be entitled to a legal hypothec, a renunciation of or (at the Landlord’s option) cession of priority for their respective legal hypothecs in connection with work performed or materials supplied in respect of the Leased Premises. If the Tenant is unable to obtain such renunciations or cessions of priority after having used reasonable efforts to do so, it shall place with the Landlord security in an amount considered sufficient and satisfactory to the Landlord in order to guarantee completion of the work and payment of the cost thereof.

28.	PEACEABLE ENJOYMENT

Tenant’s Right to Peaceable Enjoyment - The Landlord agrees that the Tenant, upon paying the Rent covenanted to be paid herein and observing and performing all the covenants, agreements and conditions herein contained on the Tenant’s part to be observed and performed, may peacefully enjoy the Leased Premises during the Term of this Lease, subject, nevertheless, to all the provisions of this Lease. If the Lease is subordinated to the rights of an hypothecary creditor as contemplated by Section 26.1 hereof, the provisions thereof shall apply. If the Property is sold or there is an assignment of Lease, the Landlord will use its commercially reasonable efforts, at the expense of the Tenant, to obtain an agreement of peaceful enjoyment from the purchaser.

29.	OUTSIDE AREAS

29.1	Outside Areas - The Tenant shall not use any part of the Property which is not built upon for any purpose other than as may be designated by the Landlord. Without limiting the generality of the foregoing, the Tenant shall not use the exterior parking areas for any other purpose than the parking of automobiles and in the case of paved areas specifically designated by the Landlord as shipping and receiving areas for any other purpose than shipping and receiving goods to and from the Leased Premises. No outside storage is permitted.

29.2	Parking - The Tenant shall be entitled to park up to thirty (30) cars in the exterior parking lot situated on the Lands at no additional cost throughout the Term of the Lease and any renewal thereof. In no event shall any such parking spaces be in the designated areas for visitors’ parking and such parking spaces will not be reserved. There will be designated areas for visitors’ parking (same to be designated by the Landlord at its sole discretion) and the Tenant must comply with the same.

As part of the Landlord’s Work, the exterior parking shall be lit, paved and painted to show individual spaces. During the Term, the Landlord shall be responsible for the maintenance of the exterior parking, including the removal of snow, and such costs shall form part of the Operating Costs.

30.	DEPOSIT

30.1	Deposit - The Tenant has remitted to the Landlord, as a deposit, the sum of Forty Thousand Dollars ($40,000.00), including G.S.T. and Q.S.T. plus any Tenant’s Sales Taxes applicable thereto. Such deposit shall be security, in part, for the performance of all of the obligations and covenants of Tenant under this Lease, it being expressly understood, however, that such deposit shall not be construed as discharging or satisfying Tenant’s obligations under this Lease. If the Tenant is not otherwise in default of its obligations under this Lease, said deposit shall be applied to the payment of the Rent for the first month of the Term and thereafter, to the Rent for the last month of the Term. In order to secure the obligations of the Tenant under Section 18.2 hereof, any remaining balance of the said security deposit shall only be released to the Tenant three (3) months after the date on which the Term of the Lease expired. The Landlord may apply the said remaining balance of the security deposit towards the fulfillment of the Tenant’s obligations under Section 18.2 of this Lease.

30.2	Application of Deposit - In the event of the termination or cancellation of this Lease prior to the expiration of the Term hereof, which termination is due to the fault of the Tenant, then the Landlord shall have the right, at its option, to apply any portion of the deposit not yet applied by the Landlord in accordance with Section 30.1 hereof to damages or other sums due hereunder or at law without prejudice to the Landlord’s rights to claim for accelerated rent or damages or other sums due.

31.	MISCELLANEOUS

31.1	Overholding - No Tacit Renewal - Notwithstanding Articles 1878 and 1879 of the Civil Code of Quebec or any law or custom to the contrary, the present Lease shall not be subject to tacit renewal and the Tenant is not to have the right to such occupancy beyond the expiry of the Term, unless the Landlord and the Tenant have agreed in writing on the terms and conditions of a renewal or extension prior to the expiry. In the event that the Tenant remains in possession of the Leased Premises after the expiry of the Term without a written agreement as provided above, such occupancy shall be deemed to be a tenancy from month to month and such continued occupancy shall be at a monthly rate payable in advance equal to two hundred percent (200%) of the monthly installment of Basic Minimum Rent payable for the last month of the Term, and the Tenant shall be required to pay its Proportionate Share of Taxes and Operating Costs and other Additional Rent provided herein. Such continued occupancy shall be without prejudice to the Landlord’s right to re-enter and take possession of the Leased Premises and remove the Tenant therefrom without notice or indemnity to the Tenant and without prejudice to the Landlord’s other recourses hereunder or by law.

31.2	Governing Law and Severability - This Lease shall be construed by and governed in accordance with the laws of the Province of Quebec. If for any reason whatsoever any term, obligation or condition of this Lease or the application thereof to any person or circumstance is to any extent held or rendered invalid, unenforceable or illegal, then such term, obligation or condition shall be deemed severable and divisible from the remainder of this Lease and its validity, unenforceability or illegality shall not affect, impair or invalidate the remainder of the Lease or any part thereof and such term, obligation or condition shall continue to be applicable to and enforceable against any other person or circumstance other than those to which it has been held or rendered invalid, unenforceable or illegal.

31.3	Entire Agreement - This Lease together with the Schedules referred to herein and the Rules and Regulations adopted and promulgated by the Landlord pursuant to the provisions hereof set forth the entire agreement and understanding between the parties concerning the Leased Premises and the Tenant acknowledges that there have been no promises, representations, agreements, conditions or understandings, either oral or written, between the Landlord and the Tenant other than as herein set forth. Except as otherwise expressly provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon the Landlord or the Tenant unless in writing and duly signed by the Tenant and the Landlord.

31.4	Unavoidable Delay - In the event that the Landlord or the Tenant is delayed, hindered or prevented from the performance of any set or covenant required hereunder to be performed by it by reason of Unavoidable Delay, then the performance of such act or covenant by the Landlord or the Tenant (as the case may be) shall be excused for the period during which such performance is rendered impossible and the time for the performance thereof shall be extended accordingly. Notwithstanding the foregoing, provisions of this Section 31.4 do not cancel or postpone or delay the due date of any payment to be made by the Tenant hereunder or operate to excuse the Tenant from the prompt payment of Basic Minimum Rent or Additional Rent or other payments required to be made by it under the terms of this Lease.

31.5	Commissions - The Tenant represents and warrants to the Landlord that no broker or agent introduced the Tenant to the Leased Premises or negotiated or was instrumental in negotiating or consummating the Offer to Lease (if any) entered into between the Landlord and the Tenant in respect of the Leased Premises nor this Lease on behalf of the Tenant other than Staubach, Leonard, McKeague Inc, (“SLM”). The Landlord shall be responsible for the payment of SLM’s fees. The Tenant agrees to indemnify and hold harmless the Landlord from all actions taken by any other brokers or agents retained by the Tenant (except those retained by the Landlord) for the payment of fees or commissions relating to the Offer to Lease (if any) entered into between the Landlord and the Tenant and this Lease.

31.6

Registration - The Tenant shall have the right to register this Lease solely against such portion of the Property as described below in this Section 31.6 and solely by presenting a deed which shall constitute a separate document prepared specifically for registration in accordance with the provisions of Article 2999.1 of the Civil Code of Quebec. Such document presented for registration shall not contain any mention of the rental terms or other financial conditions contained in this Lease. The preparation of such document and registration of the same shall be at the Tenant’s own expense and only after the form and terms of the same shall have been approved by the Landlord, which approval shall not be unreasonably withheld nor delayed. The

Tenant shall supply at its expense a registered copy of such notice to the Landlord. Upon the termination of this Lease, the Tenant shall radiate, at its expense, the registration of this Lease, the whole within thirty (30) days following such termination. If the Tenant fails to so radiate the Lease within such thirty (30) day period, the Tenant hereby expressly and irrevocably appoints the Landlord as attorney and representative for the Tenant for such purposes of radiating the Lease with full power and authority to radiate such registration and to execute and deliver in the name of the Tenant any instruments or documents required for such purpose, the whole at the Tenant’s expense. The obligation to pay such costs shall survive the termination of the Lease.

The sole property against which this Lease may be registered is lot 1 165 623 of the Cadastre of Quebec, Registration Division of Montreal.

31.7	Solidarity - When several persons, companies, firms or entities are named as Tenant or Indemnifiers (if applicable), they are solidarily liable for the fulfillment of the obligations undertaken by the Tenant or the Indemnifiers, as the case may be, under the terms hereof, the whole without the benefit of division, discussion or subrogation.

31.8	Successors and Assigns - All rights and liabilities herein granted to or imposed upon the respective parties hereto extend to and bind the successors and assigns of the Landlord and the heirs, executors, administrators and permitted successors and assigns of the Tenant, as the case may be. No right, however, shall enure to the benefit of any assignee or successor of the Tenant unless such successor or the assignment to such assignee has been made in accordance with Article 15 hereof. Provided further that any rights stated herein to be personal to Phagetech Inc. shall not enure to its assignees or sublessees.

31.9	Relationship - The Landlord does not, in any way or for any purpose, including, without limitation, the provision of Article 13 of this Lease, become a partner of the Tenant in the conduct of its business or otherwise, or a joint venturer or a member of a joint enterprise with the Tenant and neither any provision contained herein nor any acts of the parties hereto shall create a relationship between the parties other than that of landlord and tenant.

31.10	Financial and Corporate Information - The Tenant shall forward to the Landlord, prior to the Landlord beginning construction of the Leased Premises, a copy of its most recent audited financial statements and business plan. In addition and thereafter, every year during the Term of the Lease, the Tenant shall provide to the Landlord, within one hundred and twenty (120) days of the end of its financial year, a certified copy of its audited financial statements for the financial year just ended and the Landlord shall treat the same confidential in accordance with Section 31.8 hereof. Further, the Tenant shall, upon request and without undue delay, provide the Landlord with such information as to the Tenant’s financial standing and corporate organization as the Landlord or any Hypothecary Creditor may reasonably require.

31.11

Personal Information - The Tenant hereby authorizes and acknowledges that the Landlord may establish a file containing personal information relating to the Tenant and/or any partner of the Tenant if the Tenant is a partnership, the object of such file being to maintain at all times throughout the term of this Lease, up to date personal and financial information regarding the Tenant and the partners of the Tenant, as the case may be. Such information shall be used in the administration, management, evaluation and enforcement of this Lease and may also be used for the purposes of obtaining and maintaining financing for the Property and/or Building and/or of the Landlord and/or for the purposes of the sale, transfer or other alienation of the Property, of the Building or of the Landlord’s interest therein. The Tenant agrees that the Landlord’s employees in charge of management and administration of this Lease or enforcement hereof, mandataries, insurers, lenders and internal and external auditors may have access to information collected on the Tenant. The Landlord shall keep such information at its offices situated at the address indicated in Subsection 32.1.1 of this Lease where the Tenant may have access to the file and, as the case may be, present a request for rectification. The Tenant also authorizes the Landlord to collect personal and financial information regarding its financial situation and that of the partners of the Tenant if the Tenant is a partnership and their respective abilities to fulfill their obligations hereunder from third persons, as the case may be, and to communicate it to any of the foregoing persons, any hypothecary creditor or lender of the Landlord (or of the Property, of the Lands or of the Building) and to any future assignee of the Landlord’s rights hereunder. Prior to contacting a third party to obtain any such personal information, the Landlord will notify the Tenant of its intention to so obtain said information from said third party. All such personal information obtained shall be treated in a confidential manner.

31.12	Changes Requested by Hypothecary Creditor(s) - If a Hypothecary Creditor requires reasonable changes to this Lease, the Tenant shall execute such documents or other instruments necessary to give effect to such changes, provided no such change shall affect the Term, the location of the Leased Premises, the Rentable Area of the Leased Premises or any Basic Minimum Rent payable hereunder.

31.13	Adequate Explanation - The Tenant declares that it has received from its legal counsel, sufficient explanation of the nature and extent of the terms and conditions of this Lease and of the obligations and rights deriving therefrom for the Tenant and for the Landlord. The Tenant further acknowledges that it had the opportunity to negotiate and that the provisions of this Lease were freely negotiated by it and, agrees that the provisions of this Lease shall be interpreted according to its fair construction and shall not be construed more strictly against either party.

31.14	Authority - The Tenant represents and warrants that it is duly formed and in good standing and has full corporate or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. The Tenant shall provide the Landlord with corporate resolutions or other proof in a form acceptable to the Landlord, authorizing the execution of this Lease.

31.15	Specific Waivers - The Tenant renounces by these presents the benefit of and waives its rights and recourses under Articles 1859, 1861, 1863(2), 1865, 1867, 1868, 1869 and 1883 of the Civil Code of Quebec.

31.16	Waiver of Liability - Notwithstanding any law, usage or custom to the contrary, the Landlord shall not be liable to the Tenant for damages resulting from the act of a third person and the Tenant does hereby expressly renounce to any right or recourse it may have against the Landlord as a result of such act and, without limiting the generality of the foregoing, the Tenant renounces and waives its right to obtain a reduction of Rent, cancellation of the Lease or damages.

31.17	Waiver of Rights under Section 65.2 of the Bankruptcy and Insolvency Act - The Tenant hereby waives any right which it may have pursuant to or by virtue of Section 65.2 of the Bankruptcy and Insolvency Act, as the same may be amended, replaced or modified from time to time, to repudiate this Lease.

31.18	Confidentiality - This Lease and any other related or inherent documents shall be treated in a strict and confidential manner and shall not be duplicated except for necessary steps in order to conclude this leasing transaction which include disclosure to the legal counsel of respectively the Tenant and the Landlord and disclosure to employees, investors, financial partners, bankers or other financial institutions respectively of the Tenant and the Landlord, where such disclosure is required in order for the normal carrying on of business of the Landlord or of the Tenant, as the case may be.

32.	NOTICES

32.1	Notices - All notices, statements, demands, consents, requests or waivers required or permitted to be given or made hereunder shall be in writing and shall be delivered by hand or mailed by prepaid registered mail or sent by telecopier, addressed:

32.1.1	if to the Landlord, as follows:

Société Immobilière Technologique de Montréal Inc.

7150 Albert-Einstein

Suite 200

Saint-Laurent, Quebec

H4S 2C1

Attention:  Mr. Claude Normandeau

          Director

Telecopier number: (514) 956-2529

32.1.2	if to the Tenant, as follows:

(i) Prior to the Commencement Date:

Phagetech Inc.

C.P. 387 Place du Parc

Montreal (Que)

H2W 2N9

Attention:  Ms. Dalal Manoli

          President and Chief Executive Officer

Telecopier number: (514) 282-9889

(ii) After to the Commencement Date:

at the Leased Premises

Attention:  Ms. Dalal Manoli

          President and Chief Executive Officer

Any such notice, statement, demand, consent, request or waiver, if delivered, shall be deemed to have been given on the date of delivery, if mailed, on the third (3rd) Business Day following the date of mailing thereof as aforesaid and if sent by telecopier, on the first (1st) Business Day following the day of delivery thereof by telecopier. Either party may change its address, telecopier number or the name of the person indicated as the recipient by notice to the other in the manner aforesaid. In the event of interruption or threatened interruption in postal service, such notice shall be delivered addressed as aforesaid or sent by telecopier.

33.	ADDITIONAL SECURITY

33.1	Letter of Credit - In addition to the movable hypothec referred to in Article 25 of the Lease and the deposit referred to in Article 30 of the Lease, the Tenant has remitted to the Landlord, as additional security for the performance of all of the obligations of the Tenant under the Lease, an irrevocable transferable letter of credit issued in favour of the Landlord (the “Letter of Credit”) for an amount of Two Hundred and Twenty Thousand Dollars ($220,000.00), issued by a Schedule I Canadian chartered bank, and which shall be renewable annually. The Letter of Credit is similar, in form and substance, to the form of letter of credit annexed hereto as Schedule “G”. The Letter of Credit shall be maintained in force for its full amount from the date of its issuance and for the entire Term of the Lease.

The Landlord shall be entitled to demand payment of the Letter of Credit: (i) upon the occurrence of an Event of Default by the Tenant under the Lease; or (ii) if at any time the Tenant fails to deliver to the Landlord an irrevocable transferable letter of credit replacing or renewing the Letter of Credit at least thirty (30) days prior to the expiry date thereof, in form and substance similar to the Letter of Credit.

If at anytime, the Landlord has demanded payment of the Letter of Credit or any part of the Letter of Credit is applied against any amount due by the Tenant under the Lease or otherwise, the Tenant shall obtain and remit to the Landlord a replacement irrevocable transferable letter of credit, substantially on the same terms and conditions as the Letter of Credit and for an amount equal to the amount of the Letter of Credit immediately prior to the Letter of Credit being called upon by the Landlord and the Landlord will reimburse to the Tenant, the unused amount, if any, of the Letter of Credit.

It is expressly agreed and understood that the foregoing security is in addition to and not in novation of or derogation from any other security given under the Lease or in connection herewith and shall not be construed as a novation of or discharging or satisfying the Tenant’s obligations under the Lease. Such security, or any remaining balance thereof after the application thereof to any sums owing by the Tenant under the Lease, shall be released three (3) months after the date on which the Term of the Lease has expired.

34.	ADDITIONAL CLAUSES AND LANGUAGE

34.1	Additional Clauses - The parties agree that the additional clauses set out in Schedule “E” annexed hereto form part of this Lease. The Tenant acknowledges that each of the rights and options provided under Schedule “E” annexed hereto are personal to Phagetech Inc. and any entity permitted by Section 15.6A.1 and may not be transferred to nor exercised by any assignee of the Lease nor to any subtenant of the Leased Premises or any part thereof.

34.2	Language Clause - The parties declare that they have requested and do hereby confirm their request that the present agreement be in English; les parties declarent qu’elles ont exigé et par les présentes confirment leur demande que la présente convention soit rédigée en anglais.

IN WITNESS WHEREOF, the parties hereto have signed this Lease as of the date and at the place hereinabove first written.

THE LANDLORD:

SOCIÉTÉ IMMOBILIÈRE TECHNOLOGIQUE DE MONTRÉAL INC. by its mandatary Citec Administration Inc.

Per:	/s/ Daniel Bouffard
Daniel Bouffard President

Per:	/s/ Claude Normandeau
Claude Normandeau One of its Directors

THE TENANT:

PHAGETECH INC.

Per:	/s/ Dalal Manoli
Dalal Manoli President and Chief Executive Officer